UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Guaranty Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $1.00 per share

(2)	Aggregate number of securities to which transaction applies:

61,749

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$24.00 (per share price to be paid in the transaction)

(4)	Proposed maximum aggregate value of transaction:

$1,481,976

(5)	Total fee paid:

$175

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

GUARANTY BANCSHARES, INC.

100 W. Arkansas

Mt. Pleasant, Texas 75455

(903) 572-9881

                    , 2005

Dear Shareholder:

You are cordially invited to attend the special meeting of shareholders of Guaranty Bancshares, Inc. (“Guaranty”) on                     , 2005 beginning at              a.m., local time, to be held at the main office of Guaranty Bond Bank at 100 W. Arkansas, Mt. Pleasant, Texas.

At the special meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger which provides for the merger of GB Facilitation, Inc., a newly formed, wholly-owned subsidiary of Guaranty, with and into Guaranty, with Guaranty as the surviving entity in what is commonly referred to as a “going private” transaction. The purpose of the merger is to reduce our number of shareholders of record to fewer than 300, as required for the termination of our registration under the Securities Exchange Act of 1934, as amended, and thereby eliminate the burdens and expense required to comply with the reporting and related requirements under those laws.

If the merger agreement is approved and the merger is subsequently completed, shareholders owning fewer than 600 shares of Guaranty common stock (other than shareholders who properly exercise their rights as dissenting shareholders) will receive $24.00 in cash for each share they own as of the effective time of the merger. All other shares will remain outstanding and be unaffected by the merger.

At the special meeting, you will also be asked to consider and vote on a proposal to approve an amendment to Guaranty’s Articles of Incorporation. The amendment would grant us a right of first refusal with respect to certain transfers of shares of our common stock. This amendment is intended help us control any potential future increases in the number of our record shareholders and enable us to avoid or delay again becoming subject to the reporting requirements under the Exchange Act. Approval of the amendment is contingent upon shareholder approval of the merger agreement and completion of the merger.

Our board of directors believes that the merger agreement and the amendment are in the best interests of Guaranty and our shareholders and unanimously recommends that you vote FOR approval of the merger agreement and FOR approval of the amendment. The approval of the merger agreement and the amendment both require the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Whether or not you plan to attend the special meeting, please complete and return the enclosed proxy card. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR approval of the merger agreement and FOR approval of the amendment.

If you participate in the Guaranty Bancshares 401(k) Plan, you may direct the trustee how to vote the number of shares of Guaranty common stock that are credited to your account as of the record date. If you are a participant in the 401(k) Plan, you will receive a separate voting instruction form on which to indicate your voting directions with respect to the shares of Guaranty common stock you hold through the 401(k) Plan.

The enclosed proxy statement gives you detailed information about the special meeting, the merger, the amendment and related matters. We urge you to carefully read the enclosed proxy statement, including the considerations discussed under “Special Factors,” beginning on page 10 and the appendices to the proxy statement, which include the merger agreement and the amendment. You may also obtain information about Guaranty from documents we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 56.

As a shareholder of Guaranty, you have the right to dissent from the merger and obtain payment in cash of the fair value of your shares of Guaranty common stock under the applicable provisions of Texas law. See “Proposal I—Approval of the Merger Agreement—Dissenters’ Rights of Appraisal” and Appendix D.

On behalf of our Board of Directors, thank you for your continued interest in Guaranty.

Sincerely,

Arthur B. Scharlach, Jr.

Chairman of the Board and

Chief Executive Officer

GUARANTY BANCSHARES, INC.

100 W. Arkansas

Mt. Pleasant, Texas 75455

(903) 572-9881

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD                     , 2005

Notice is hereby given that a special meeting of shareholders of Guaranty Bancshares, Inc., a Texas corporation, will be held at the main office of Guaranty Bond Bank at 100 W. Arkansas, Mt. Pleasant, Texas, beginning at              a.m., local time, on                     , 2005, for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 13, 2005, by and between Guaranty and GB Facilitation, Inc., a Texas corporation and wholly-owned subsidiary of Guaranty, pursuant to which GB Facilitation will merge with and into Guaranty, with Guaranty being the surviving corporation;

2.	To consider and vote upon an amendment to Guaranty’s Articles of Incorporation which would grant Guaranty a right of first refusal with respect to certain transfers of shares of Guaranty common stock. The amendment is contingent on shareholder approval of the merger agreement and completion of the merger; and

3.	To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Guaranty’s shareholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of Guaranty common stock under the applicable provisions of Texas law. In order for a shareholder to perfect his or her right to dissent, such shareholder must comply with the provisions of Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act regarding the rights of dissenting shareholders. We have attached a copy of Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act as Appendix D to the accompanying proxy statement and a summary of these provisions can be found under “Proposal I: Approval of the Merger Agreement—Dissenters’ Rights of Appraisal.”

Only shareholders of record as of the close of business on                     , 2005, the record date, are entitled to notice of and to vote at the special meeting and at any adjournments or postponements thereof.

By Order of the Board of Directors,

Arthur B. Scharlach, Jr.

Chairman of the Board and

Chief Executive Officer

Mt. Pleasant, Texas

                    , 2005

Your Vote Is Very Important

You are cordially invited to attend the special meeting in person. Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it is voted at the special meeting. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

The board of directors of Guaranty recommends that you vote FOR approval of the merger agreement and FOR approval of the amendment.

PRELIMINARY PROXY STATEMENT

FOR THE SPECIAL MEETING OF THE

SHAREHOLDERS OF

GUARANTY BANCSHARES, INC.

TO BE HELD ON                     , 2005

This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors of Guaranty Bancshares, Inc. for use at the special meeting of shareholders to be held on                     , 2005 at the main office of Guaranty Bond Bank, 100 W. Arkansas, Mt. Pleasant, Texas beginning at              a.m., local time.

At the special meeting, shareholders of record as of                     , 2005 will vote on (1) a proposal to approve the Agreement and Plan of Merger, dated as of June 13, 2005, by and between Guaranty and GB Facilitation, Inc., a newly-formed subsidiary of Guaranty organized for the sole purpose of facilitating the proposed transaction and (2) a proposal to approve an amendment to Guaranty’s Articles of Incorporation. The merger agreement is attached to this proxy statement as Appendix A and the full text of the proposed amendment is attached to this proxy statement as Appendix B.

Pursuant to the merger agreement, GB Facilitation will merge with and into Guaranty, with Guaranty as the surviving corporation. If shareholders approve the merger agreement and the merger is subsequently completed, shareholders owning fewer than 600 shares of Guaranty common stock, in the aggregate, whether of record or in street name (other than shareholders who properly exercise their rights as dissenting shareholders), will receive $24.00 in cash for each share they own as of the effective time of the merger. All other shares will remain outstanding and be unaffected by the merger. After the merger, we anticipate that we will have fewer than 300 shareholders of record. As a result, we will be able to terminate our registration under the Securities Exchange Act of 1934, as amended, and thereby eliminate the significant expense required to comply with the periodic reporting and related requirements of those laws.

The proposed amendment to our Articles of Incorporation would prohibit certain transfers of Guaranty common stock unless the transferee first offers to sell the shares he or she would like to transfer to Guaranty. The purpose of the amendment is to help us control any potential future increases in the number or our record shareholders to enable us to avoid or delay again becoming subject to the reporting requirements under the Exchange Act. Approval of the proposed amendment is contingent on shareholder approval of the merger agreement and completion of the merger.

The merger cannot occur unless the merger agreement is approved by the holders of a majority of the outstanding shares of our common stock. The amendment must also be approved by the holders of a majority of the outstanding shares of our common stock. As of the record date, the directors and executive officers of Guaranty (12 persons) were entitled to vote                  shares, or         % of the outstanding shares of Guaranty common stock entitled to vote at the special meeting. These shares are expected to be voted for approval of the merger agreement and for approval of the amendment.

Please see “Where You Can Find More Information” on page 56 for additional information about Guaranty on file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction, or passed upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

Proxy Statement dated                     , 2005 and first mailed to Guaranty shareholders

on or about                     , 2005.

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement incorporates important business and financial information about Guaranty from documents filed with the SEC that have not been included in or delivered with this document. This information is described on page 56 under “Where You Can Find More Information.” You can obtain free copies of this information by writing or calling:

Guaranty Bancshares, Inc.

100 W. Arkansas

Mt. Pleasant, Texas 75455

Attention:  Clifton A. Payne, Chief Financial Officer

Telephone (903) 572-9881

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

Our common stock is not a deposit or bank account and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The words “we,” “our,” and “us,” as used in this proxy statement, refer to Guaranty and its wholly-owned subsidiaries, collectively, unless the context indicates otherwise.

This proxy statement has been prepared as of                     , 2005. There may be changes in the affairs of Guaranty since that date which are not reflected in this document.

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SUMMARY TERM SHEET

The following summary term sheet, together with the “Questions and Answers” following this summary term sheet, highlight selected information from this proxy statement and may not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents that we refer to in this document. These documents will give you a more complete description of the transaction that we are proposing. We have included page references in this summary to direct you to other places in this proxy statement where you can find a more complete description of the documents that we have summarized.

Structure of the Merger (page 43)

The merger agreement provides for the merger of GB Facilitation with and into Guaranty, with Guaranty surviving the merger. GB Facilitation is a newly-formed Texas corporation organized as a wholly-owned subsidiary of Guaranty for the sole purpose of facilitating the merger. After the merger, we expect our business and operations to continue as they are currently being conducted. We will continue to operate as a bank holding company and the parent corporation for the Bank, but will no longer file reports with the SEC. We expect to complete the merger in October of 2005, although delays could occur.

We have attached the merger agreement to this document as Appendix A. Please read the merger agreement. It is the legal document that governs the merger.

What You Will Receive in the Merger (page 43)

If the merger is completed, shareholders who own fewer than 600 shares of Guaranty common stock in the aggregate, whether of record or in street name, except for dissenting shares, will receive $24.00 in cash for each share they own as of the effective time of the merger. Shareholders who own 600 or more shares of Guaranty common stock will continue to hold their shares of Guaranty common stock and will not be entitled to receive any cash payment from us upon completion of the merger.

If you are the holder of fewer than 600 shares of our common stock, you will have to surrender your stock certificates representing such shares in order to receive the cash consideration for your shares. Do not send in your certificates until you receive written instructions regarding the certificate exchange process on or after the completion of the merger.

Determination of Shares Held (page 43)

A shareholder who owns fewer than 600 shares of Guaranty common stock in the aggregate, whether of record or in street name, will receive $24.00 per share in cash as a result of the merger. A shareholder “of record” is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. Shares held by a broker in “street name” on a shareholder’s behalf are held of record by the broker. However, because these shares could be transferred to each individual shareholder, we have decided that such shares held in street name should be included in determining which shareholders are to receive cash in the merger. Shares held by the Guaranty 401(k) Plan are held of record by the Plan and will not be affected in the merger or included for purposes of determining which shareholders are to receive cash in the merger.

For purposes of the merger, we may, in our sole discretion and without the input of the shareholder, aggregate the outstanding shares held (whether of record or beneficially owned) by any person or persons that we determine to constitute a single holder for purposes of determining the number of shares owned by such holder. Further, under the Securities Exchange Act of 1934, securities registered in substantially similar names where we have reason to believe, because of the address or other indications, that such names represent the same person, may be included as held of record by one person. Accordingly, if may hold shares in street name and record form, these shares would be combined for purposes of determining the number of shares you own.

Fairness of the Transaction (page 16)

We believe that the merger is fair to our unaffiliated shareholders who will receive cash in the merger and to our unaffiliated and affiliated shareholders who will retain their shares. Our Board of Directors has approved the merger agreement and the transactions contemplated thereby. The Board’s decision is based on several factors, which are summarized beginning on page 16. These factors include:

•	Independent Valuation: According to an independent valuation prepared by Hoefer & Arnett, Incorporated, the fair value of our common stock as of May 17, 2005 was $24.00 per share.

•	Opinion of Independent Financial Advisor: Hoefer & Arnett has delivered its opinion to our Board of Directors that the $24.00 per share price to be paid in the merger is fair, from a financial point of view, to our shareholders, both those who will receive cash in the merger and those who will retain their shares in the merger. A copy of the opinion is attached as Appendix C. See “Special Factors—Opinion of Independent Financial Advisor” on page 20 for additional information.

•	Historical Market Prices of Guaranty Common Stock: The low and high sales prices of our common stock reported by the Nasdaq Stock Market over the past two years have ranged from $16.40 to $24.00 per share, with trades during the first six months of 2005 ranging from $17.50 to $23.38. See “Information about Guaranty and its Affiliates—Guaranty Common Stock Purchase and Sale Information” on page 55, and “—Market for Common Stock and Dividends” on page 53 for more specific information regarding prices at which our shares have been sold.

•	Premium to Book Value: The price per share to be paid in the merger reflects a multiple of 1.82 times our June 30, 2005 book value per share, representing a 81.54% premium over book value.

•	Going Concern Value: The price per share to be paid in the merger reflects Guaranty’s value as a going concern and was not based on an amount that might be realized in a sale of 100% of our stock, since the merger will not result in a change in control of Guaranty.

•	Earnings Multiple: The price per share to be paid in the merger reflects a multiple of 19.35 times our earnings per share for the year ended December 31, 2004.

•	Liquidity Event: The merger will allow our shareholders owning fewer than 600 shares to liquidate their holdings without incurring brokerage costs. The Board believes this provides a benefit to our shareholders, particularly given the limited trading volume for our shares.

In addition, based on the same factors discussed above, each of the other persons who filed the Schedule 13E-3, which consists of each of the directors and executive officers of Guaranty and GB Facilitation, believe that the merger is fair to Guaranty’s unaffiliated shareholders who will receive cash in the merger and to unaffiliated shareholders who will retain their shares.

Effects of the Merger on Shareholders (pages 27 and 28)

The merger will have various effects on our shareholders, including:

For shareholders who retain their shares in the merger:

•	continued ownership of our common stock;

•	decreased liquidity in our common stock;

•	decreased access to publicly available information about Guaranty;

•	a reduction in book value as of June 30, 2005 on a pro forma basis;

•	an increase in earnings per share for year ended December 31, 2004 and the six months ended June 30, 2005 on a pro forma basis; and

•	a slight increase in their respective percentage ownership of our common stock.

For shareholders receiving cash in the merger:

•	receipt of $24.00 per share in cash, the price determined by our Board;

•	loss of their equity and voting interest in Guaranty and loss of the ability to sell their shares at the time and for the price they choose;

•	federal income tax liability for any cash received in the merger; and

•	liquidation of their ownership interest in Guaranty without incurring brokerage costs.

Additional Effects of the Merger on Affiliated Shareholders (page 29)

Because of their positions, the directors and executive officers of Guaranty and GB Facilitation are deemed affiliates engaged in the transaction and are filing persons on the Schedule 13E-3 transaction statement filed by Guaranty and GB Facilitation in connection with the merger. Our directors and executive officers have no financial interests in the merger that differ from the interests of our unaffiliated shareholders. The merger will, however, have the following additional effects on our directors and executive officers:

•	elimination of individual reporting obligations under federal securities laws; and

•	elimination of a “safe harbor” for dispositions of their shares under federal securities laws.

Effects of the Merger on Guaranty (page 25)

As a result of the merger:

•	we will no longer be classified as a public company and will suspend indefinitely our filing of annual and periodic reports and proxy statements with the SEC;

•	our common stock will no longer be quoted on the Nasdaq Stock Market or any exchange;

•	the number of record shareholders, measured as of May 25, 2005, will be reduced from approximately 430 to approximately 184, and the number of outstanding shares of our common stock will decrease from 2,826,012 to approximately 2,764,263;

•	the percentage of ownership of our common stock beneficially held by executive officers and directors (12 persons) as a group as of May 25, 2005, will increase from 33.39% to approximately 34.12%;

•	diluted earnings per share of our common stock for the year ended December 31, 2004 would increase by approximately 5.65% from $1.24 on a historical basis to approximately $1.31 on a pro forma basis and diluted earnings per share for the six months ended June 30, 2005 of $0.71 would increase by approximately 4.23% to approximately $0.74 on a pro forma basis;

•	total shareholders’ equity as of June 30, 2005 would be reduced from approximately $37.4 million on a historical basis to approximately $35.8 million on a pro forma basis, assuming 61,749 shares are cashed out in the merger;

•	the book value per share of our common stock as of June 30, 2005 would be reduced from $13.22 per share on a historical basis to approximately $12.95 per share on a pro forma basis, assuming 61,749 shares are cashed out in the merger; and

•	the reduction in our shareholders’ equity described above will cause a corresponding decrease in our regulatory capital ratios. Assuming 61,749 shares are cashed out in the merger, our leverage capital ratio would decrease from 8.22% as of June 30, 2005 to approximately 7.96% on a pro forma basis; our tier 1 capital to risk-weighted assets ratio would be reduced from 11.90% as of June 30, 2005 to approximately 11.54% on a pro forma basis; and our total risk-based capital ratio would decrease from 13.06% as of June 30, 2005 to approximately 12.70% on a pro forma basis.

Guaranty Plans to Continue to Pay Semi-Annual Dividends (page 53)

Following the merger, subject to applicable statutory and regulatory restrictions, Guaranty intends to continue its practice of paying semi-annual cash dividends. For the second quarter of 2005, Guaranty paid a cash dividend of $0.21 per share. Guaranty expects that because of the projected cost savings, the merger will have no adverse effect on Guaranty’s ability to pay cash dividends in the near future.

Conditions to the Completion of the Merger (page 46)

The completion of the merger depends upon the satisfaction of a number of conditions, unless waived, including:

•	approval of the merger agreement by the holders of a majority of the outstanding shares of our common stock;

•	all of the representations and warranties made in the merger agreement must be true and correct in all material respects as of the effective time of the merger;

•	absence of pending or threatened litigation regarding the merger; and

•	that the aggregate number of shares to be cashed out in the merger, plus the number of shares held by shareholders who delivered their notice to exercise their rights to dissent from the merger pursuant to the provisions of the Texas Business Corporation Act (“TBCA”), does not exceed 100,000 shares.

Material U.S. Federal Income Tax Consequences (page 31)

The receipt of cash in the merger will be taxable for United States federal income tax purposes. You will be treated as either having sold your shares of our common stock for the cash received or as having received the cash as a dividend. In general, your receipt of cash in exchange for your shares of our common stock will be treated as a sale or exchange and you will recognize gain or loss in an amount equal to the cash received less your adjusted tax basis of your shares exchanged for such cash if you actually and constructively own no shares of our common stock immediately after the exchange. If you actually or constructively own shares of our common stock after the exchange, your receipt of cash in exchange for your shares of our common stock may be taxed as a dividend. Shareholders who do not receive cash should not recognize any gain or loss on continuing to hold their shares of Guaranty common stock as a result of the merger.

For a more complete description of the United States federal income tax consequences to you as a result of the merger, please read the discussion under “Special Factors—Material U.S. Federal Income Tax Consequences.”

Reasons for the Merger (page 10)

Our principal reasons for effecting the merger are:

•	the direct and indirect cost savings of approximately $350,000 per year that we expect to experience as a result of the deregistration of our common stock under the Exchange Act; and

•	our belief that our shareholders have not benefited proportionately from the costs relating to the registration of our common stock, principally as a result of the thin trading market for our stock.

Appraisal Rights of Shareholders (page 47)

As a shareholder of Guaranty, under the provisions of the TBCA you have the right to dissent from the merger. If the merger is approved by the shareholders and consummated, any shareholder who properly perfects his right to dissent to the merger will be entitled to receive an amount of cash equal to the fair value of his or her shares rather than the consideration provided by the merger agreement.

Proposed Amendment to Articles of Incorporation (page 50)

The proposed amendment to the Articles of Incorporation is designed to grant us the right to purchase shares of our common stock that a shareholder desires to transfer if that transfer would result in an increase in the number of our record shareholders. The amendment is intended to help us control any potential future increases in the number of our record shareholders and enable us to avoid or delay again becoming subject to the reporting requirements under the Exchange Act.

As a result of the amendment, a shareholder that wants to transfer any shares of Guaranty common stock must give us a 30 day period in which to purchase the shares. The purchase price we will pay for the shares shall be no less than the per share price established by periodic independent third party appraisals of our common stock that we intend to obtain following the merger.

The amendment would be effective when Guaranty files articles of amendment with the Secretary of State of Texas. In accordance with Texas law, the restriction imposed by the amendment would not be binding with respect to shares issued before shareholder approval of the amendment unless the shareholder voted for approval of the amendment. We intend to file the articles of amendment promptly following completion of the merger. Approval of the amendment is contingent on shareholder approval of the merger agreement and completion of the merger. The merger is not contingent on shareholder approval of the amendment.

If the amendment is approved and becomes effective, and if you are the holder of 600 or more shares of our common stock and you voted in favor of the amendment, we will ask that you surrender your stock certificate(s) representing your shares to receive a new stock certificate(s) which will include information regarding the transfer restriction.

Shares Entitled to Vote and Vote Required (page 41)

Approval of the merger agreement and the amendment each require the approval of the holders of a majority of the outstanding shares of our common stock outstanding on                 , 2005. As of the close of business on                 , 2005, there were              shares of our common stock entitled to notice of and to vote at the special meeting. As of the record date, our directors and executive officers were entitled to vote                  shares, or     % of our outstanding common stock at the special meeting. These shares are expected to be voted for approval of the merger agreement and for approval of the amendment. Accordingly,                  shares held by unaffiliated shareholders, or     % of our outstanding common stock, must be voted in favor of the merger agreement in order to approve the transaction. This number must also be voted in favor of the amendment for it to be approved.

Effective Time of the Merger (page 45)

The merger will become effective at the date and time specified in the Certificate of Merger to be issued by the Secretary of State of Texas. If our shareholders approve the merger agreement at the special meeting, and if the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in October of 2005, although delays could occur.

Financing of the Merger (page 46)

We estimate that approximately $1.5 million will be required to pay for the shares to be exchanged in the merger and that the expenses related to the merger will be approximately $120,000. We intend to use existing cash generated from our operations to fund the merger. Although it is not anticipated that we will need funds in excess of cash on hand to finance the merger, if additional funds are required, it is likely we will borrow such funds from one of our correspondent banks.

A WARNING ABOUT FORWARD LOOKING STATEMENTS

We have made forward-looking statements in this proxy statement (and in documents to which we refer you in this proxy statement) that are subject to risks and uncertainties. You can identify these statements from our use of the words “anticipate,” “believe,” “continue,” “expect,” “estimate,” “intend,” “may,” “will,” “should” and similar expressions. These forward-looking statements include information about possible or assumed future results of our operations after the transaction is completed. Important factors that could cause actual results or developments to differ materially from estimates or projections contained in our forward-looking statements include, without limitation:

•	general business and economic conditions in the markets we serve may change or be less favorable than anticipated;

•	deposit attrition, operating costs, customer loss and business disruption may be greater than expected;

•	competition among financial services companies may increase;

•	changes in the interest rate environment may reduce our interest margins;

•	changes in market rates and prices may impact the value of our securities, loans, deposits and other financial instruments;

•	our actual cost savings resulting from the transaction are less than expected or we are unable to realize those cost savings as soon as expected;

•	legislative or regulatory changes may adversely affect our businesses;

•	personal or commercial customers’ bankruptcies increase;

•	changes may occur in the securities markets; and

•	operational risks may occur, including data processing system failures or fraud.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this proxy statement, any supplement to this proxy statement and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so, such as in the event of a material change in information previously disclosed.

QUESTIONS AND ANSWERS

Q:	What is the time and place of the special meeting?

A:	The special meeting will be held on , 2005 at a.m., local time, at the main office of Guaranty Bond Bank at 100 W. Arkansas, Mt. Pleasant, Texas.

Q:	What are the shareholders being asked to vote upon?

A:	At the special meeting, the shareholders are being asked:

•	to consider and vote upon a proposal to approve the merger agreement that provides for the merger of the GB Facilitation with and into Guaranty;

•	to consider and vote upon a proposal to approve the amendment to our Articles of Incorporation that grants us a right of first refusal with respect to certain transfers of our common stock; and

•	to act on any other matters that may be submitted to a vote at the special meeting or any adjournments or postponements of the special meeting.

Q:	What votes are required for approval?

A:	Approval of the merger agreement and the amendment each require the approval of the holders of a majority of shares of our common stock outstanding on , 2005. As of this date, there were shares of our common stock outstanding.

Q:	How does the board of directors recommend that I vote?

A:	Our board of directors has approved and adopted the merger agreement and the amendment and recommends that you vote FOR approval of the merger agreement and FOR approval of the amendment.

In considering the recommendation of the Board of Directors, you should be aware that the members of our Board and the executive officers (12 persons) beneficially own approximately 33.39% of the outstanding shares of our common stock as of May 25, 2005 and all of such persons are expected to continue as shareholders and beneficially own approximately 34.12% of our common stock following the merger. Also, our current executive officers and directors will continue as our executive officers and directors following the merger. See “Special Factors—Interests of Executive Officers and Directors in the Merger” and “Information About Guaranty and its Affiliates—Security Ownership of Certain Beneficial Owners and Management.”

Q:	What happens if I transfer my shares after the record date?

A:	The record date for the special meeting is earlier than the expected date of the merger. Therefore, if you transfer your shares of Guaranty common stock after the record date, but prior to the merger, you will retain the right to vote at the special meeting, but the right to receive any merger consideration will transfer with the shares of common stock.

Q:	What do I need to do now?

A:	After you have thoroughly reviewed this proxy statement, simply indicate on your proxy card how you want to vote and sign, date and complete your proxy card and mail it in the enclosed envelope so that your shares can be represented at the special meeting.

Q:	What happens if I don’t return a proxy card?

A:	Because approval of the merger agreement and approval of the amendment each require the approval of at least a majority of the outstanding shares of our common stock entitled to vote, the failure to return your proxy card has the same effect as if you voted against the merger agreement and against the amendment, unless you attend the special meeting and vote in person.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. Just send by mail a written revocation or a later-dated, completed and signed proxy card before the special meeting or attend the special meeting and notify the secretary of the special meeting that you want to vote in person. You may not change your vote by facsimile or telephone.

Q:	If my shares are held in “street name” by my broker, how will my shares be voted?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted, which will have the same effect as a vote against the merger agreement and a vote against the amendment to our Articles of Incorporation.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in street name will be deemed to be held by a different shareholder than any shares you hold of record, any such shares will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by corporation or business entity must be voted by an authorized officer of the entity, and shares held in an IRA account must be voted under the rules governing the account.

Q:	If I hold shares of common stock through the Guaranty 401(k) Plan, will I be able to vote those shares?

A:	Yes. The Guaranty 401(k) Plan permits each participant to direct the trustees how to vote the shares attributable to the participant’s plan account in connection with the merger agreement and the amendment. If you are a participant in the 401(k) Plan, you will receive a separate voting instruction form on which to indicate your voting directions with respect to the shares of Guaranty common stock you hold through the 401(k) Plan. However, if you fail to return your voting instruction, the trustees are entitled to vote the shares of Guaranty common stock you hold through the 401(k) Plan in accordance with their duties as fiduciaries. It is expected that the trustees will vote any such shares FOR approval of the merger agreement and FOR approval of the amendment.

Q:	Do I have any rights to avoid participating in the merger?

A:	Yes. You have the right to withhold your vote for the merger agreement, dissent from the merger and seek the fair value of your shares as described in “Proposal I: Approval of the Merger Agreement—Dissenters’ Rights of Appraisal” beginning on page 47. The fair value may be more or less than the value of our common stock being paid in the merger. In order to perfect your rights to dissent, you must provide us written notice of your intent to dissent from the merger prior to the special meeting and you must not vote in favor of the merger agreement.

Q:	If I am receiving cash in the merger, when will I get my money?

A:	After the special meeting and the completion of the merger, we will mail you instructions on how to exchange your stock certificate(s) for cash. After you sign the forms provided and return your stock certificate(s), we will send you your payment.

Q:	If I hold shares in street name, how will they be treated in the merger?

A:	Any shares you hold in street name will be added to the number of any shares you may hold directly in record name in determining the number of shares you hold. You will be entitled to receive the cash amount payable in the merger only if you certify to Guaranty that the total number of shares you hold (whether held of record or in street name) is fewer than 600. The merger agreement has detailed provisions regarding the treatment of shares held in street name. Please read the discussion under “Proposal I: Approval of the Merger Agreement—Conversion of Shares in the Merger” for a description of these provisions generally as well as the terms of the merger agreement.

Q:	If I hold shares through the Guaranty 401(k) Plan, how will they be treated in the merger?

A:	Any shares you hold through the Guaranty 401(k) Plan will not be affected in the merger and will not be included for purposes of determining the number of shares you hold. The 401(k) Plan is the record holder of the shares held in the Plan. Because the Plan holds more than 600 shares of Guaranty common stock, the Plan will continue to hold those shares after the merger.

Q:	What if I cannot find my stock certificate?

A:	The materials we will send you will include an affidavit and indemnity agreement that you will need to sign attesting to the loss of your certificate. Guaranty and its transfer agent will also require that you provide a bond to cover any potential loss to Guaranty.

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger or the special meeting, you should contact Clifton A. Payne at Guaranty Bancshares, Inc., 100 W. Arkansas, Mt. Pleasant, Texas 75455, telephone (903) 572-9881.

SPECIAL FACTORS

Purpose and Reasons for the Merger

The primary purpose of the merger is to enable us to terminate the registration of our common stock under Section 12(g) of the Exchange Act. Although we intend to keep our shareholders informed regarding our business operations and financial results after the merger, we anticipate that such termination will enable us to save significant legal, accounting and administrative expenses relating to our public disclosure and reporting requirements under the Exchange Act. As a secondary matter, it is likely to decrease the administrative expense we incur in servicing a large number of record shareholders who own relatively small numbers of shares.

We had approximately 430 record shareholders as of May 25, 2005, but approximately 84.89% of the outstanding shares as of that date were held by approximately 43 shareholders. As a result, there is a limited market for our shares and our Board of Directors believes there is little likelihood that a more active market will develop. However, because we have more than 300 shareholders of record and our common stock is registered under Section 12(g) of the Exchange Act, we are required to comply with the disclosure and reporting requirements under the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). These requirements include preparing and filing current and periodic reports with the SEC regarding our business, financial condition, Board of Directors and management team, having these reports reviewed by outside counsel and independent auditors and documenting our internal controls in preparation for an internal control audit to be filed with the SEC.

After the merger, we intend to keep our shareholders informed about our business operations and financial results by delivering annual audited financial statements and quarterly unaudited financial statements to them. We also plan to post these financial statements on our website at www.gnty.com, which also contains other information about our business. Moreover, our business operations are primarily conducted through our banking subsidiary, Guaranty Bond Bank, which is required to file quarterly financial reports with the Federal Deposit Insurance Corporation (“FDIC”). These reports are available online at www.fdic.gov. Further, for a period of 90 days following the filing of a Form 15 with the SEC, we and our shareholders continue to be subject to certain provisions of the Exchange Act, such as the reporting and short swing profit provisions of Section 16, the requirement to furnish a proxy or information statement in connection with shareholder meetings under Section 14(a) and the reporting obligations under Regulation 13D-G with respect to certain acquisitions of shares of our common stock.

We are currently required to comply with many of the same securities law requirements that apply to large public companies with substantially greater compliance resources. Our resources are more limited, however, and securities law compliance activities represent a significant administrative and financial burden to a company of our relatively small size and market capitalization. Our efforts to comply with these requirements also cause us to incur less tangible, but nonetheless significant, costs in management time and attention that could otherwise be deployed toward revenue enhancing activities. The cost of compliance is substantial, representing an estimated direct and indirect annual cost to us approximately $350,000. See page 11 for a detailed break-down of these estimated costs. In light of this expense and the limited trading volume in our common stock, our Board of Directors believes that we and our shareholders receive little relative benefit from being registered under the Exchange Act.

In light of the relatively small benefit we believe our shareholders have received as a result of our status as a public company, we believe the merger will provide a more efficient means of using our capital to benefit our shareholders. At present, we believe that our limited trading market and the resulting inability of our shareholders to have the desired degree of liquidity in their investment in our common stock through an efficient market has resulted in little relative benefit for our shareholders as compared to the costs of maintaining our registration.

The merger is designed to substantially reduce the number of our shareholders of record. As of May 25, 2005, we had approximately 246 shareholders who owned fewer than 600 shares of record. By reducing our number of record shareholders to fewer than 300 thereby allowing us to terminate our registration under the Exchange Act and suspend our reporting obligations, the merger will result in a reduction of the significant administrative, accounting, and legal expenses incurred in complying with disclosure, reporting and compliance requirements under the Exchange Act and the Sarbanes-Oxley Act.

In addition to relieving us of the administrative burden and costs associated with our public disclosure and otherwise complying with the periodic reporting requirements of the Exchange Act as well as decreasing the expense and burden of dealing with our high number of shareholders holding small positions in our common stock, the merger will also allow us:

•	to permit cashed-out shareholders to receive cash for their shares, without having to pay brokerage commissions, at a fair price that represents a premium of 24.35% over the most recent closing price of our common stock prior to announcement of the merger and a premium 15.61% over the median sales price in the three month period prior to announcement of the merger. If the merger is completed, our executive officers and directors (and all other holders of 600 or more shares) will benefit by a slight increase in their percentage ownership of our common stock and an increase in diluted earnings per share, although the net book value of their holdings will decrease; and

•	to increase management’s flexibility to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce quarterly earnings per share growth.

Our Board of Directors considered that some shareholders may prefer to continue as shareholders of a public company. There are many advantages to being a public company, including a more active trading market and the enhanced ability to use company stock to raise capital or make acquisitions. With respect to the trading market, there is a limited market for our common stock and therefore, we have not been able to effectively take advantage of this benefit. Another potential advantage of being a public company is the ability to access capital to meet additional capital needs. Since becoming a public company in 1998, however, we have not made any public offerings of common stock or any other equity or debt securities. We used our common stock as consideration for only one acquisition which occurred in 1999.

Nonetheless, the Board believes that the disadvantages of having us continue to be a public company outweigh the advantages of being a public company. The Board has no present intention to raise capital through sales of securities in a public offering or to acquire other business entities using our stock as the consideration for any such acquisition. Accordingly, we are not likely to make use of any advantage that our status as a public company may offer.

We incur significant direct costs attributable to our compliance with the SEC’s filing and reporting requirements imposed on public companies. We also incur substantial indirect costs as a result of, among other things, the executive time spent to prepare and review such filings. Although it is impossible to specifically quantify these indirect costs, we estimate that our management and staff spend an average of 33% of their time (equating to approximately 20 days per quarter) on activities directly related to compliance with federal securities laws such as preparing and reviewing SEC-compliant financial statements and periodic reports, maintaining and overseeing our disclosure and internal controls, monitoring and reporting transactions and other data related to insiders’ stock ownership and consulting with independent auditors and counsel on compliance matters. Our direct and indirect costs related to being a public company are estimated to approximate $350,000 annually, as follows:

Direct Costs
Independent registered public accounting firm	$70,000
SEC counsel	25,000
Accounting/internal controls consulting fees	50,000
Internal compliance costs	55,000

Indirect Costs
Management staff and time	$150,000

Total Costs	$350,000

It is important to note that in addition to the above-referenced estimated annual cost savings, the merger and termination of our Exchange Act registration would result in a significant cost savings due to Guaranty not being subject to new internal control audit requirements imposed by Section 404 of the Sarbanes-Oxley Act. Preparing Guaranty to comply with Section 404 of the Sarbanes-Oxley Act would require significant expenditures during 2006, including costs related to computer software and hardware, fees to third parties for compliance planning, assessment, documentation and testing and costs related to management and other employees. These costs are estimated to be approximately $300,000.

Alternatives Considered

The 600 share level for shareholders to be cashed out was chosen by management and recommended to our Board of Directors based on an analysis of our shareholder list as of May 25, 2005. Lower threshold numbers were considered and rejected as it was believed they would have created an unacceptably high risk that the transaction would not yield the desired result of having fewer than 300 shareholders of record. Because shareholders are free to buy or transfer shares until the effective time of the merger, we expect that some shareholders will acquire additional shares before the effective time through market purchases or other transactions in order to own more than the threshold number of shares and thus remain a shareholder after the merger. Because the number of shareholders above the threshold could increase before the effective time, it was necessary to select a threshold high enough to allow for possible changes in the composition of the shareholder list without defeating the purpose of the proposed transaction.

In making our determination, we considered other means of achieving the same result, but rejected these alternatives because we believed that the merger would be simplest, most cost-effective manner and would be most likely to achieve the desired result. These other alternatives considered included:

•	Issuer Tender Offer. We considered an issuer tender offer to repurchase shares of our outstanding common stock. Because acceptance of the tender offer would be voluntary, the results would be unpredictable and we were uncertain as to whether this alternative would result in participation by a sufficient number of record shareholders to accomplish the going private objective. Accordingly, we rejected this alternative.

•	Reverse Stock Split. We also considered the use of a process known as a reverse stock split as an alternative to the merger. In a reverse stock split, we would reduce the number of issued and outstanding shares of our common stock through an amendment to our articles of incorporation, so that shareholders owning a certain number of shares would own less than one full share of our common stock, and we would pay cash for the resulting fractional share interests. While the reverse stock split and the merger would both achieve the same objective of reducing the number of record shareholders in a predictable manner, we chose the merger because we concluded that a reverse stock split would cost us more in that we would have to pay cash to large shareholders for their fractional shares, even though they would remain shareholders after the transaction. We also considered structuring the transaction as a reverse stock split coupled with (1) an offer to sell additional shares of our common stock to shareholders who would own at least one share following the reverse stock split, or (2) a forward stock split, but we determined these structures to be too complicated and expensive.

•	Share Reclassification. In addition, the Board considered a share reclassification, which would involve authorization of new class of preferred stock and the exchange by certain shareholders of common stock for the new preferred stock. However, the Board rejected this alternative because it would not provide any liquidity for shareholders owning a small number of shares and would not reduce our costs with respect to servicing a large number of shareholders.

•	Purchase of Shares in the Open Market. We also considered purchasing shares of our common stock in the open market. We rejected this alternative because we concluded that it was highly unlikely that we could acquire shares from a sufficient number of holders to accomplish the going private objective.

We did not consider other methods to reduce expenses other than going private because (1) these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to discontinue our

SEC reporting obligations and (2) we were not aware of other methods of achieving expense reductions that were comparable with those reductions possible through the merger. In addition, we did discuss the possibility of a third party buyout, but we did not pursue this course of action because no third party offer presently existed and we believe that we can best maximize shareholder value by remaining an independent banking organization. Remaining independent will enable us to focus our growth in our target markets and capitalize on our local market presence, which we believe will enhance our earnings.

Other Considerations. In approving and recommending the proposed merger transaction, our directors were aware of potential conflicts of interest, or appearances of conflicts of interest issues. The transaction will result in an increase in the percentage of ownership of all directors and executive officers. As a group, our directors and officers beneficially own approximately 33.39% of the outstanding shares of our common stock and following the effective time of the merger, our directors and executive officers would beneficially own approximately 34.12% of the shares. However, this benefit is shared proportionally by all remaining shareholders. In addition, it is expected that the transaction will, after it is concluded, reduce the risk of litigation and liability to which directors and officers of public companies are exposed.

While the foregoing narration of the factors considered by our Board of Directors is intended to discuss in reasonable detail the material factors on which the Board relied, it does not necessarily reflect all factors involved in the process. In view of the variety of factors considered in connection with the Board’s evaluation of the merger proposal, we did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered in reaching our determination. We considered all the factors as a whole in reaching our determination. In addition, individual members of our Board of Directors may have given different weights to different factors.

The merger proposal is being made at this time because the sooner the proposal can be implemented, the sooner we will cease to incur the expenses and burdens associated with the reporting requirements of the Exchange Act and the sooner shareholders who are to receive cash in the merger will receive and be able to reinvest or otherwise make use of such cash payments. We determined that the merger proposal was the best choice for the shareholders and us. We estimate that following the proposed merger approximately 184 shareholders of record will remain, which will leave us comfortably below the maximum of 300 shareholders of record necessary to terminate our registration under the Exchange Act and no longer be subject to the related reporting requirements.

Background of the Merger

Overview. We were incorporated as a business corporation under the laws of the State of Texas in 1980 to serve as a holding company for Guaranty Bond Bank, formally known as Guaranty Bank, which was chartered in 1913, and for Talco State Bank, which was chartered in 1912 and merged into the Bank in 1997. We offer a broad range of financial products and services to small and medium-sized businesses and consumers through twelve banking locations in the Texas communities Mt. Pleasant (two offices), Bogata, Commerce, Ft. Stockton, Mount Vernon, Paris, Pittsburg, Sulphur Springs, Talco and Texarkana (two offices). Our headquarters are located at 100 W. Arkansas, Mt. Pleasant, Texas 75455, and our telephone number is (903) 572-9881.

The Bank owns interests in five entities which complement our business, the first three of which are wholly-owned: (1) Guaranty Leasing Company, which finances equipment leases and has engaged in certain leveraged lease transactions; (2) Guaranty Company, which owns real estate for future Bank expansion; (3) GB Com, Inc., a nominee company; (4) BSC Securities, L.C., which provides brokerage services; and, (5) Independent Bank Services, L.C., which performs compliance, loan review, internal audit and electronic data processing audit functions. These entities are accounted for in our consolidated financial statements using the equity method of accounting and are included in other assets on the balance sheet.

As of May 25, 2005, there were 2,826,012 shares of Guaranty common stock issued and outstanding and held by 430 record holders. Approximately 246 of these record shareholders held fewer than 600 shares (not including beneficial owners whose shares may be registered in “street” name). Collectively, these 246 record holders own an aggregate of approximately 50,036 shares, representing approximately 1.77% of our outstanding shares. Additionally, based on available information, we estimate that approximately 11,713 shares are held in street name by brokers or other nominees for the benefit of approximately 48 owners who hold, in the aggregate, fewer than 600 shares of our common stock. These shares will also be cashed out in the merger.

Board of Directors. Our common stock started trading on the National Market System of the Nasdaq Stock Market on May 21, 1998 and we have filed reports under the Exchange Act since 1998. These reports include annual, quarterly and current reports presenting and analyzing our business, financial condition, results of operations and management structure; ongoing reports regarding insiders’ stock transactions and potential short-swing profit liability; and proxy statements disclosing information about our directors and executive officers, their compensation and our corporate governance process. Although our public reporting obligations have existed since 1998, the Sarbanes-Oxley Act of 2002 has added several reporting and procedural requirements that have become effective at various points during the past two years. As a result of the Sarbanes-Oxley Act, we have become subject to heightened compliance and documentation requirements in a variety of areas, including disclosure and internal controls, internal and external audit relationships, and the duties and qualifications of our Board committees. We have also become subject to accelerated and expanded disclosure requirements relating to our corporate and trading activities. As a result of these new requirements, our cost of compliance has increased, particularly relative to our limited personnel resources and market capitalization. We anticipate further significant increases resulting from the upcoming requirement that we prepare and file with the SEC an audited report as to our internal controls for fiscal 2006. See “—Purpose and Reasons for the Merger” on page 10.

As a result of these requirements under the Sarbanes-Oxley Act, in January of 2005 our Board of Directors began to discuss generally the relative benefits and costs, both direct and indirect, relating to continuing our status as a public company.

At the April 2005 Board meeting, our Board formally discussed issues related to continuing our status as a public company, including the alternatives available to effect a going private transaction. Based on these discussions, our Board authorized management to continue to investigate a going-private transaction by reviewing an updated shareholder list, obtaining a valuation of our common stock, hiring financial advisors to prepare a fairness opinion regarding the cash price to be paid in a going private transaction if one was ultimately approved and exploring financing alternatives. Following this meeting, our Chairman and the Chief Financial Officer examined our shareholder list to evaluate the effects of various cash-out thresholds and the costs involved with a going private transaction. Members of our management also discussed the process of going private with outside counsel, including the reverse stock split, merger, share reclassification, open market purchase and tender offer alternatives. We selected Hoefer & Arnett as our financial advisor for this transaction based on (1) its reputation and experience in rendering valuations and fairness opinions, (2) its knowledge of the financial services industry and our business and (3) the overall terms, including fees, of the engagement.

On May 17, 2005, the Board held a regular meeting at which it again discussed information regarding the alternative methods to accomplish a going private transaction, the appropriate cash-out threshold and the advantages and disadvantages of a going private transaction as summarized in “—Alternatives Considered” on page 12 and “—Purpose and Reasons for the Merger” on page 10. The Board also discussed our financial position and the use of cash or borrowings to finance the transaction.

On June 7, 2005, the Board held a special meeting at which it renewed its discussions as to whether it was in our best interests and the best interests of our shareholders to engage in the going private transaction. After lengthy discussion, the Board unanimously determined that we would go forward with the going private proposal in the form of a merger with a newly-formed, wholly-owned subsidiary. The Board also determined that the source of funds for payment to cash-out shareholders would be from our existing cash; provided that if funds were required in excess of cash on hand, management was authorized to borrow such funds.

On May 27, 2005, Hoefer & Arnett delivered to our Chairman and our Chief Financial Officer its final written valuation report, dated May 17, 2005, which described Hoefer & Arnett’s analyses in detail. This valuation report was presented to the Board of Directors at the June 7, 2005 special Board meeting (see “—Opinion of Independent Financial Advisor” on page 20 for a summary of the valuation). Hoefer & Arnett’s independent valuation report provided that the fair value of our common stock was $24.00 per share and included a detailed explanation of the financial analyses supporting the fair value determination and the methods utilized in preparing its valuation. The valuation report also included a general discussion of approaches to valuation and an analysis of our financial condition. Additionally, the valuation report included an overview of approaches to value utilized by Hoefer & Arnett in making its determination of value, historical trading information for a “guideline comparison” (or a peer group) of publicly traded banks engaged in the same or similar lines of business as Guaranty, with financial assets under $1.0 billion and a return on assets of greater than 0.0% located in the southwestern region of the U.S., and financial information from public bank holding companies.

At the June 7, 2005 meeting, the Board also considered:

•	the alternatives presented under “—Alternatives Considered” on page 12;

•	the benefits and disadvantages of the merger as described under “—Purpose and Reasons for the Merger” on page 10 and “—Potential Disadvantages of the Merger” on page 25;

•	the effects of the merger as described under “—Effects of the Merger on Guaranty” on page 25, “—Effects of the Merger on Shareholders Generally” on page 27 and “—Effects of the Merger on Affiliated Shareholders” on page 29; and

•	the historical market prices of our common stock as described on page 53.

In determining the number of shares a shareholder needed to own in order to remain a shareholder after the merger, the Board’s primary consideration was how best to achieve the goal of becoming a private company while cashing out the fewest number of shareholders. The Board considered using 500 shares as the minimum number of shares a shareholder needed to own in order to continue as a shareholder after the merger. It was determined, however, that 500 shares was too low of a threshold because it did not provide a large enough cushion below 300 in the event shareholders acquired additional shares to remain a shareholder or otherwise changed their holdings in our common stock. Thus, although more expensive, the Board selected 600 shares as the minimum number of shares required to remain as shareholder because it represented a breakpoint among shareholders and provided a sufficient cushion in order to ensure that, after completion of the merger, the number of record shareholders would be less than the 300 shareholder limit necessary to terminate our registration under the Exchange Act, while at the same time providing that a relatively small number of shares (estimated at approximately 61,749, or 2.19% of our outstanding shares at the time of the meeting) would be cashed out in the proposed merger.

At the June 7, 2005 special Board meeting, the Board discussed the possibility that our number of record shareholders could increase following the merger as a result of certain share transfers, whether by sale, gift or otherwise. Under the provisions of the Exchange Act, if, after completion of the merger, the number of our shareholders of record did increase to 300 or greater, then we would be required to resume our reporting obligations under the Exchange Act. The Board discussed an amendment to our Articles of Incorporation to give us a right of first refusal to purchase any shares of our common stock that are to be transferred in a manner that would result in an increase in the number of our record holders, although we would not be obligated to purchase any such shares. The purpose of the amendment is to help us control any potential future increases in the number of our record shareholders to enable us to delay or avoid again becoming subject to the reporting requirements under the Exchange Act.

At the June 7, 2005 special Board meeting, legal counsel advised the Board with respect to certain matters related to the transaction, including possibly forming an independent committee comprised of independent members of the Board to review and evaluate the proposed transaction on behalf of the shareholders as well as possibly structuring the transaction to include “neutralized voting,” whereby separate approval by a majority of those shareholders who are not executive officers or directors of Guaranty would be required in order to consummate the transaction. Following discussion, the Board unanimously determined not to form an independent committee to evaluate the proposed transaction because a majority of our Board of Directors is comprised of independent members and all of the directors (including all of our independent directors) held an interest in the transaction as shareholders who owned at least 600 shares of Guaranty’s common stock. The Board also unanimously determined not to offer neutralized voting since the Board believed that a neutralized voting requirement would usurp the power of the holders of a majority of our outstanding shares to consider and approve the merger agreement as provided under Texas law, our charter documents and the terms of the merger agreement. We also considered such provision unnecessary in light of the rights of shareholders, whether affiliated or unaffiliated, to dissent from the merger under Texas corporate law, regardless of the number of shares that they own. While the Board of Directors believes that this procedural safeguard was not necessary in rendering its determination, the Board did consider that the members of the Board and our executive officers beneficially own approximately 33.39% of our outstanding common stock and would beneficially own an increased percentage following the merger. However, because affiliated and unaffiliated shareholders are treated identically under the terms of the transaction as proposed, the Board did not believe that this procedural safeguard was a necessary measure.

After a discussion of these factors, and Hoefer & Arnett’s May 17, 2005 valuation report, our Board of Directors, including the independent directors, unanimously approved the merger agreement pursuant to which shareholders owning fewer than 600 shares would receive cash for their shares of our common stock. Given the involuntary nature of the merger and the fact that the range of low and high sale prices for Guaranty common stock reported by the Nasdaq Stock Market during the period from January 1, 2005 through June 6, 2005 was $17.50 to $23.38, the Board set the cash-out price at $24.00. The Board also made a determination that the merger was fair, from a financial and procedural point of view, to our unaffiliated shareholders receiving cash under the merger agreement and to our affiliated and unaffiliated shareholders retaining their shares, and directed that the merger agreement be submitted to the shareholders with a recommendation for approval. The Board also unanimously approved the proposed amendment to our Articles of Incorporation.

On June 7, 2005, Hoefer & Arnett also delivered its oral opinion to the Board stating that the $24.00 per share price to be paid in the merger was fair, from a financial point of view, to our shareholders, both those who will receive cash and those who will retain their shares in the merger. (See “—Opinion of Independent Financial Advisor”). In rendering its opinion, Hoefer & Arnett reviewed, among other things, its written valuation report dated May 17, 2005. Hoefer & Arnett subsequently delivered its written opinion, dated as of June 7, 2005. The written opinion was dated June 7, 2005, approximately three weeks later than the valuation report, because Hoefer & Arnett could not prepare an opinion as to the fairness of the $24.00 per share cash out price until the Board established the cash-out price, which, as described above, did not occur until the June 7, 2005 special Board meeting.

Recommendation of the Board of Directors; Fairness of the Merger Proposal

The structure and terms of the merger were determined by our current management and our Board of Directors. Our Board of Directors currently consists of eleven (11) persons, seven (7) of whom are independent directors and four (4) of whom are officers of Guaranty or the Bank. We retained Hoefer & Arnett, an independent financial advisor experienced in the financial analysis of and valuation of financial institutions, to value our common stock. The cash consideration to be paid for our common stock under the merger was determined by us, based, in part, on Hoefer & Arnett’s valuation report.

After considerable discussion, our Board of Directors unanimously determined and believes that the merger agreement is in the best interests of us and our shareholders. In reaching its conclusion, our Board of Directors also determined that the transaction is in the best interests of and substantively fair to unaffiliated shareholders who will receive cash in the merger as well as those shareholders who will retain their shares of common stock after the merger. Our Board of Directors also believes that the process by which the transaction was approved is fair to all of our shareholders, including unaffiliated shareholders receiving cash in the merger and unaffiliated shareholders who will retain their shares after the merger. Further, our Board unanimously approved the merger agreement, which included the $24.00 per share price to be paid to shareholders whose shares are cashed out in the merger. All of the members of our Board of Directors and our executive officers have expressed an intention to vote in favor of the merger agreement for the reasons described below. As of May 25, 2005, our directors and executive officers (12 persons) owned a total of 904,314 shares of our common stock, or approximately 32.00% (not including any shares that may be acquired pursuant to the exercise of stock options) of the total shares entitled to vote at the special meeting. Accordingly, only the approval of shareholders owning an additional              shares is necessary for the approval of the merger agreement and for approval of the amendment

Our Board of Directors considered a number of factors in deciding to approve the merger agreement. The Board’s primary reason for effecting the merger is to accomplish the going private transaction so that our shares will no longer be registered under the Exchange Act. We considered the views of management and that cost savings of approximately $350,000 per year could be achieved if we terminated the registration of our common stock under the Exchange Act, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with continued registration of our common stock under the Exchange Act. We also considered the effect that terminating the registration of our common stock, the related de-listing of our common stock from the Nasdaq Stock Market and the proposed amendment to our Articles of Incorporation would have on the market for our common stock and the ability of shareholders to buy and sell shares. However, we determined that even as a publicly-traded company, there is a limited market for the shares of our common stock, especially for sales of large blocks of such shares, and that our shareholders derive little benefit from our status as a publicly-held company. We determined that the cost savings and reduced burden on management to be achieved by terminating registration of our common stock under the Exchange Act outweighed any potential detriment from terminating such registration.

We considered numerous factors in reaching our conclusion as to the fairness of the merger to all of our shareholders, including the effects described under “—Effects of the Merger on Guaranty” on page 25, “—Effects of the Merger on Shareholders Generally” on page 27, “—Effects of the Merger on Affiliated Shareholders” on page 29 and “—Purposes and Reasons for the Merger” on page 10. The Board also reviewed the federal income tax and pro forma financial effects of the merger on us and our shareholders. We did not assign any specific weights to the factors listed below. Moreover, in their considerations individual directors may have given differing weights to different factors.

•	Opinion of Independent Financial Advisor. Our Board of Directors considered the valuation report prepared by Hoefer & Arnett dated May 17, 2005, as well as the written fairness opinion dated June 7, 2005, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the cash consideration to be paid in the merger is fair, from a financial point of view, to our shareholders, including unaffiliated shareholders who will receive cash in the merger as well as those shareholders who will retain their shares after the merger. The Board of Directors also reviewed and considered the financial analyses supporting the opinion of the financial advisor. You should read the discussion under “—Opinion of Independent Financial Advisor” and the copy of the opinion of Hoefer & Arnett, which is attached as Appendix C to this proxy statement.

•	Historical Market Prices of Our Common Stock. Our common stock is quoted on the Nasdaq Stock Market System under the symbol “GNTY”. During the 12 months prior to the public announcement of the proposed merger, the stock traded infrequently. We reviewed the closing price for our common stock on the Nasdaq Stock Market from January 1, 2004 to June 6, 2005, which ranged from $17.05 to $23.38 per share. You should read the discussion under “Information About Guaranty and its Affiliates—Market for Common Stock and Dividends” for more information about our stock prices. The closing price of our common stock on June 6, 2005, the day immediately prior to the public announcement of the merger, was $19.35. Based upon the limited trading history and the prices of our common stock prior to the public announcement of the merger, the Board of Directors believes that the price of $24.00 is fair to all of our shareholders.

•	Premium to Book Value. As of March 31, 2005, our book value per share was $13.20. Although book value was a factor that was considered by our Board of Directors, among others, in determining the consideration to be paid to cashed-out shareholders in the merger, the Board of Directors determined that it was not directly relevant because it was the Board’s view that our value as a going concern is greater than our book value. However, the Board of Directors noted that the per share cash price of $24.00 payable in the merger reflected a multiple of 1.82 times our March 31, 2005, book value per share.

•	Going Concern Value. In determining the cash amount to be paid to cashed-out shareholders in the merger, our Board of Directors valued our shares on the basis of a going concern, without giving effect to any anticipated effects of the merger. Also, the Board of Directors did not consider the amount per share that might be realized in a sale of 100% of our stock, as our Board of Directors determined that consideration of such an amount was inappropriate in the context of a transaction that would not result in a change of control of Guaranty. In determining the going concern value of our shares, the Board of Directors adopted the analyses and conclusions of our financial advisor, which are described under “—Opinion of Independent Financial Advisor”.

•	Earnings Multiple. Our Board of Directors reviewed our earnings for the previous three years. For the three years ended December 31, 2002, 2003 and 2004, we reported net income of approximately $4.4 million, $3.8 million and $3.7 million, respectively. The Board also considered our earnings of $983,000 for the first quarter of 2005. The price per share to be paid in the merger reflects a multiple of 19.35 times our earnings per share for the year ended December 31, 2004. From time to time, members of Guaranty’s Board of Directors and management receive financial information from a variety of sources, including earnings for peer banks in its market area. Based on the Board’s knowledge of the community banking industry in Guaranty’s market and the earnings multiples of the comparable public companies set forth in the table in page 23, the Board believes that the price to be paid in the merger reflects a reasonable multiple to its earnings for the year ended December 31, 2004. Therefore, the Board viewed the earnings multiple as a factor, among others, which supported its decision to approve the merger agreement and its conclusion as to the fairness of the merger to unaffiliated shareholders, both those receiving cash for their shares and those retaining their shares following the merger.

•	Liquidity Event. Our Board of Directors considered the opportunity that the merger presents for shareholders owning fewer than 600 shares to liquidate their holdings without incurring brokerage costs, particularly given the limited trading volume for shares of our common stock at a price that represents a premium over historical sales prices.

We also recognized that the merger consideration to be paid to the cashed-out shareholders in the merger reflected a premium over the closing prices for our common stock on the Nasdaq Stock Market prior to the announcement of the merger.

The Board of Directors also considered historical prices paid by Guaranty to repurchase its shares. Since July 2003, we have repurchased a total of 114,580 shares at purchase prices ranging from $19.50 to $22.40 in open market transactions.

The Board of Directors did not consider transactions in our common stock which occurred following the announcement of the merger. Additionally, certain of our directors and executive officers have engaged in transactions involving shares of our common stock in the open market in the two years prior to the announcement of the going private transaction. The Board of Directors considered these trades along with trades by unaffiliated shareholders, in its review of the historical prices of our common stock. Because the transactions in our common stock by directors and executive officers were effected in the open market as were, to management’s knowledge, trades by unaffiliated shareholders, the Board of Directors did not distinguish between transactions in our common stock involving our directors and executive officers and those involving unaffiliated shareholders.

Although it is quite rare for an insured depository institution to go into voluntary liquidation, the base valuation technique that relates to our book value is, for the most part, an assumed liquidation value. Since the price to be paid to the cash-out shareholders in the merger is in excess of our book value and because we will continue to operate our business following completion of the merger, we did not consider our liquidation value an important factor in determining the fairness of the merger.

No firm offers have been made by an unaffiliated person during the preceding two years for (1) the merger or consolidation of us into or with such person, (2) the sale or other transfer of all or any substantial part of our assets or (3) the purchase of a number of shares of our common stock that would enable the holder thereof to exercise control of us.

The transaction is not structured so that approval of at least a majority of unaffiliated shareholders is required. Our Board determined that any such voting requirement would usurp the power of the holders of a majority of our outstanding shares to consider and approve the merger agreement as provided under Texas law, our charter documents and the terms of the merger agreement. We also considered such a provision unnecessary in light of the rights of shareholders, whether affiliated or unaffiliated to dissent from the merger pursuant to Texas corporate law, regardless of the number of shares they own. See “Proposal I: Approval of the Merger Agreement—Dissenters’ Rights of Appraisal.”

A majority of our Board of Directors is comprised of independent members, and, accordingly, there was no need to form a special committee or retain any unaffiliated representative(s) to represent unaffiliated shareholders, as our Board of Directors was able to adequately balance the competing interests of the non-continuing shareholders and the continuing shareholders in accordance with their fiduciary duties. Although all of the members of our Board of Directors own more than 600 shares of our common stock, the 600 share cutoff set in the merger agreement was determined without regard to the directors’ share ownership. As this represented the sole potential conflict of interest and the Board members will be treated identically to all other shareholders in the merger, we did not feel that any additional protections that may be afforded by a special committee would be significant. See “Special Factors—Interests of Executive Officers and Directors in the Merger” and “Special Factors—Conduct of Guaranty’s Business After the Merger.”

We have not made any provision in connection with the merger to grant unaffiliated shareholders access to our corporate files or to obtain counsel or appraisal services at our expense. With respect to unaffiliated shareholders’ access to our corporate files, we determined that this proxy statement, together with our other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the merger. We also considered the fact that under Texas corporate law, and subject to certain conditions set forth under Texas law, shareholders have the right to review our relevant books and records of account. We did not consider these steps necessary to ensure the fairness of the merger proposal. We determined that such steps would be costly and would not provide any meaningful additional benefits. We noted the fact that the financial advisor engaged by us considered and rendered its opinion as to the fairness, from a financial point of view, of the consideration payable in the merger to our shareholders, including shareholders who will receive cash in the merger and those who will retain their shares after the merger.

After consideration of the factors described above, the Board believes that the transaction is substantively fair, notwithstanding the absence of such an unaffiliated shareholder approval requirement, independent committee or unaffiliated representative. The Board also believes that the transaction is procedurally fair because, after consideration of all aspects of the proposed transaction as described above, all of the directors, including all of the members of the Board who are not employees of Guaranty, approved the merger and the merger agreement.

Determination of Fairness by Merger Subsidiary and Filing Persons

The merger subsidiary was formed for the purpose of facilitating the going private transaction. Its sole shareholder is Guaranty and its sole director and executive officer is Arthur B. Scharlach, Jr., who is also our Chairman of the Board and Chief Executive Officer. Under certain applicable rules and regulations promulgated by the SEC, our directors and executive officers are deemed to be “filing persons” for the purposes of the going private transaction. As a result, each filing person is required to state whether he or she reasonably believes that the transaction is fair to unaffiliated security holders. The filing persons consist of the following individuals: Tyson T. Abston, Martin Bell, Johnny O. Conroy, Jonice Crane, C.A. Hinton, Sr., Carl Johnson, Jr., Kirk Lee, Weldon Miller, Clifton A. Payne, Bill Priefert, Arthur B. Scharlach, Jr. and Gene Watson (collectively, the “Filing Persons”).

In forming their belief as to the fairness of the transaction to the unaffiliated shareholders, the merger subsidiary and each of the Filing Persons relied upon the factors considered by and have expressly adopted the analysis and conclusions of the Board of Directors of Guaranty, including the analyses performed and opinion delivered by Hoefer & Arnett. See “—Recommendation of the Board of Directors; Fairness of the Merger Proposal.” Based on those factors, the merger subsidiary and each of the Filing Persons reasonably believes that the merger agreement and the process by which the transaction was approved are fair to each of the unaffiliated shareholders, including those who will receive cash in the merger and those who will retain their shares of common stock. Neither the merger subsidiary nor any of the Filing Persons have received any report, opinion or appraisal from an outside party that is materially related to the merger other than the report of Hoefer & Arnett. The belief of each of the Filing Persons is their individual belief and does not constitute investment advice. If shareholders are unsure of whether to vote in favor of the merger agreement, they should consider the recommendation of the Board of Directors or consult with their personal financial advisor.

Opinion of Independent Financial Advisor

Our board of directors retained Hoefer & Arnett as its financial advisor in connection with the merger because Hoefer & Arnett is a nationally recognized investment banking firm with substantial expertise in transactions similar to the proposed transaction and is familiar with us and our business. The firm is a member of the National Association of Securities Dealers (NASD) with direct access to inter-dealer markets in NASD Automated Quotation (NASDAQ) and Over-the-Counter (OTC) securities, and makes markets in securities under its symbol HOFR. As part of its investment banking activities, Hoefer & Arnett is regularly engaged in the independent valuation of financial institutions and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Hoefer & Arnett rendered to our Board of Directors of a written opinion on June 7, 2005, that the fair value of the outstanding common stock of Guaranty for the purpose of effecting a cash-out merger to go private was $24.00 per share and the consideration to be received is fair, from a financial point of view, to our shareholders that will be cashed out and to our shareholders that will remain following the merger. A copy of Hoefer & Arnett’s opinion dated as of the date of this proxy statement is attached as Appendix C to this proxy statement and should be read in its entirety.

No limitations were imposed by our Board of Directors upon Hoefer & Arnett with respect to the investigations made or procedures followed in rendering its opinion. Hoefer & Arnett’s fairness opinion is based on the financial analysis described below. Hoefer & Arnett’s fairness opinion is directed to our Board of Directors and addresses only the fairness, from a financial point of view, of the merger consideration to the shareholders of Guaranty. Hoefer & Arnett’s fairness opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed transaction. Hoefer & Arnett’s fairness opinion does not address our underlying business decision to proceed with the proposed transaction.

In arriving at its opinion, Hoefer & Arnett reviewed and analyzed, among other things, the following:

•	a draft of the Agreement and Plan of Merger;

•	our annual reports on Form 10-K for the years ended December 31, 2004, December 31, 2003 and December 31, 2002;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2005, September 30, 2004, June 30, 2004 and March 31, 2004;

•	certain other information relating to us, including financial forecasts provided to Hoefer & Arnett or discussed with Hoefer & Arnett by us and information from meetings with our management to discuss past and current operations, financial condition and prospects, as well as the results of regulatory examinations;

•	the publicly reported historical prices and trading activity for our common stock;

•	the market price of selected publicly traded banking institutions; and

•	certain other information, financial studies, analyses and investigations and financial, economic and market criteria which Hoefer & Arnett deemed relevant.

In conducting its review and in rendering its opinion, Hoefer & Arnett relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the same. Hoefer & Arnett relied upon our management as to the reasonableness of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to it, and Hoefer & Arnett assumed that such forecasts and projections reflect the best currently available estimates and judgments of our management.

We do not publicly disclose internal management forecasts, projections or estimates of the type furnished to Hoefer & Arnett in connection with its analysis of the financial terms of the proposed transaction, and such forecasts and estimates were not prepared with a view towards public disclosure. These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including without limitation to, the general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates.

Hoefer & Arnett did not make or obtain any evaluations or appraisals of our assets or liabilities. Hoefer & Arnett is not an expert in the valuation of allowances for loan losses and it did not make an independent evaluation of our adequacy of the allowance for loan losses, nor did it did it review any individual loan credit files. Hoefer & Arnett assumed that the allowance for loan losses set forth in our financial statements was adequate to cover such losses. For purposes of its opinion, Hoefer & Arnett assumed that the merger would have the tax, accounting and legal effects described in the merger agreement. Hoefer & Arnett’s opinion as expressed herein is limited to the fairness of the proposed transaction, from a financial point of view, to our shareholders.

The opinion expressed by Hoefer & Arnett was based upon market, economic and other relevant considerations as they existed and have been evaluated as of the date of the opinion and the information made available to it through that date. Events occurring after the date of issuance of the opinion including, but not limited to, changes affecting the securities markets, the results of operations or material changes in assets or liabilities, could materially affect the assumptions used in preparing the opinion. Hoefer & Arnett assumed that all of the representations and warranties contained in the merger agreement and any related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived.

Summary of Analysis. The following is a summary of the material financial analyses performed by Hoefer & Arnett in connection with the preparation of its opinion and does not purport to be a complete description of all the analyses performed by Hoefer & Arnett. The summary includes information presented in tabular format, which should be read together with the text that accompanies those tables. Hoefer & Arnett believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Hoefer & Arnett made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Guaranty and Hoefer & Arnett. Any estimates contained in Hoefer & Arnett’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

Article 5.12 of the TBCA defines “fair value” as the value of the shares as of the day immediately preceding the meeting at which the corporate action is adopted, excluding any appreciation or depreciation in anticipation of the proposed action. This definition is broadly accepted and used in courts of law and it is the basis upon which Hoefer & Arnett has relied in determining the fair value of Guaranty’s common stock.

In arriving at its opinion as to the fair value of the appraised stock, Hoefer & Arnett considered the nature and history of Guaranty. Hoefer & Arnett considered the competitive environment in which Guaranty operates, the economic outlook for its trade area and for the banking industry in general, the book value and financial condition of Guaranty, its future earnings and dividend paying capacity and Guaranty future business prospects. Hoefer & Arnett considered previous sales of Guaranty common stock, the market and trading volume in Guaranty common stock, the size of the block of stock being valued, the market price of selected publicly traded banking institutions and the premiums paid in the acquisition of publicly traded banking institutions.

There are three valuation approaches that are generally accepted and employed, when appropriate, by appraisal experts in valuing the stock or assets of a going concern. The three valuation approaches are the asset based approach, the market approach and the income approach.

•	Asset Based Approach. According to the BUSINESS VALUATION STANDARDS of the American Society of Appraisers, the asset based (cost) approach is defined as “a general way of determining a value indication of a business’s assets and or equity interest using one or more methods based directly on the value of the assets of the business less liabilities.” Asset based valuation methods seek to write-up (or down) or otherwise adjust the various tangible and intangible assets of an enterprise.

•	Market Approach. The market approach is a general way of determining a value indication of a business, business ownership interest or security using one or more methods that compare the subject to similar businesses, business ownership interests or securities that have been sold. Market methods include prior transactions in interests of the valuation subject and include a variety of methods that compare the subject with transactions involving similar investments, including publicly traded guideline companies or sales involving controlling interest in public or private guideline companies.

•	Income Approach. The income approach, as defined by the American Society of Appraisers, is defined as “a general way of determining a value indication of a business, business ownership interest or security using one or more methods wherein a value is determined by converting anticipated benefits.” In other words, some measurement of earnings or cash flow is forecasted for an appropriate period and then either capitalized using a single representative period or discounted to present value after estimating several future periods.

The valuation methods utilized by the appraiser are considered to be those most appropriate to a particular appraisal. Those valuation methods selected are summarized below.

Asset Based (Cost) Approach

Net Asset Value Method. This approach normally assumes liquidation or sale on the date of appraisal with the recognition of securities gains or losses, real estate appreciation or depreciation and any adjustments to the allowance for loan losses, discounts to the loan portfolio or changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern and, therefore, Hoefer & Arnett did not utilize this approach.

Market Approach

Prior Transactions. When valuing a specific block of stock, the market value typically refers to the price at which the appraised company’s stock was selling at the time of appraisal. Transactions are investigated to determine if they appear to have occurred at arms’ length, with a reasonable degree of frequency, and within a reasonably recent period relative to the valuation date. In this instance, Hoefer & Arnett reviewed previous trades of Guaranty common stock, which is thinly traded on the Nasdaq Stock Market (under the symbol “GNTY”). For the period between January 1, 2005 and May 17, 2005, the average daily trading volume for Guaranty was 1,346 shares (0.05% of the outstanding common shares) and on many days there were no trades in the Guaranty common stock. From January 1, 2005 to May 17, 2005, as reported by the Nasdaq Stock Market, the low price was $20.59 per share, the high price was $23.38 per share, the closing price on May 17, 2005 was $21.35 per share and the average closing price during the period was $21.51 per share.

Analysis of Comparable Publicly Traded Banking Organizations. This method considers the prices at which the stock of companies engaged in the same or similar line of business are selling in the open market on a minority basis, or a freely traded value. Hoefer & Arnett compared the financial performance and trading statistics of Guaranty to selected publicly traded banking organizations that are located in the southwestern region of the United States with total assets under $1 billion and a return on assets greater than 0.00% (the “Selected Public Companies”), which are shown below. Hoefer & Arnett selected the comparable companies listed below because they are located in the Southwest and their businesses and operating profiles are reasonably similar to those of Guaranty. No comparable company identified below is identical to Guaranty.

Company	Ticker	City	State
Vail Banks, Inc.	VAIL	Avon	CO
Parish National Bank	PNLC	Bogalusa	LA
Citizens National Bancshares of Bossier, Inc.	CNBL	Bossier City	LA
Jeff Davis Bancshares, Incorporated	JDVB	Jennings	LA
MidSouth Bancorp, Inc.	MSL	Lafayette	LA
Metairie Bank & Trust Company	MBKL	Metairie	LA
American Bancorp, Inc.	ABNC	Opelousas	LA
Central Service Corporation	CSCP	Enid	OK
North Dallas Bank & Trust Company	NODB	Dallas	TX
Summit Bancshares, Inc.	SBIT	Fort Worth	TX
Central Bancshares, Incorporated	CBSX	Houston	TX
MetroCorp Bancshares, Inc.	MCBI	Houston	TX

The following table compares selected performance and financial ratios of Guaranty at March 31, 2005 with the median ratios for the Selected Public Companies:

	Guaranty		Selected Public Companies
Total Assets	$552.5	million	$460.8	million
Return on Assets	0.72%		1.00%
Return on Equity	10.14%		10.97%
Equity to Assets	6.98%		8.62%
Nonperforming Assets to Assets	0.54%		0.25%

Hoefer & Arnett reviewed the multiples of price to stated book value, price to tangible book, price to earnings and dividend yield and calculated the median multiples for the Selected Public Companies. The median multiples were then applied to Guaranty’s balance sheet information as of March 31, 2005, 2004 earnings, estimated 2005 earnings and estimated 2005 common dividends to derive an imputed range of values of Guaranty’s common stock. The following table sets forth the median multiples as well as the imputed values based upon those median multiples:

	Median Multiple		Implied Value
Price / Book Value	1.51	x	$19.93
Price / Tangible Book Value	1.58	x	$19.59
Price / 2004 Earnings	15.1	x	$18.66
Price / Est. 2005 Earnings	15.1	x	$22.10
Dividend Value	1.49%		$29.53

As illustrated in the above table, Hoefer & Arnett derived a range of imputed values of Guaranty common stock of $18.66 to $29.53, based upon the median multiples for the Selected Public Companies.

Income Approach

The income approach is used to quantify the present value of future economic benefits, usually earnings, cash flow or dividends that will accrue to an investor. The discounted cash flow method discounts the projected income or cash flow from an investment in a company’s common stock, considering projected dividends, income and the future residual value of the stock, which is either capitalized using a single period or a multi-period approach.

Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Hoefer & Arnett estimated the net present value of the future streams of after-tax cash flow that Guaranty could produce to benefit a potential investor, referred to as dividendable net income, and added a terminal value. Hoefer & Arnett estimated a potential investor’s cash flow based upon future dividends and a residual value. To calculate the residual value, Hoefer & Arnett assumed the sale of the stock at the end of five years. Hoefer & Arnett used the current trading multiples for both book and earnings to provide appropriate residual values and utilized a discount rate of 12%. This discounted cash flow analysis indicated implied values of $18.65 per share and $21.72 per share.

After considering the various valuation methodologies and all relevant financial and non-financial factors, and based on Hoefer & Arnett’s judgment and experience in valuing over 2,000 community banks over the past fifteen years, Hoefer & Arnett then assigned weightings to each of the evaluation techniques and added a premium to arrive at its opinion as to the fair value of Guaranty’s common stock.

Based on Hoefer & Arnett’s review and analysis of the factors influencing value and utilizing the asset, market and income approaches without any discounts, it is the opinion of Hoefer & Arnett that, the fair value of the outstanding common stock of Guaranty as of June 7, 2005 was $24.00 per share.

Based upon a fair value of $24.00 per share, Hoefer & Arnett calculated the following ratios:

Fair value / March 31, 2005 book value	1.82x
Fair value / March 31, 2005 tangible book value	1.94x
Fair value / 2004 earnings	19.35x

Accretion/Dilution Analysis. Hoefer & Arnett analyzed the financial implications of the merger to the Guaranty shareholders that will remain following the merger. This analysis indicated the level of accretion to earnings per share that a shareholder of Guaranty would achieve on a pro forma basis including assumed cost savings. Based on conversations with Guaranty management, Hoefer & Arnett assumed that 61,749 shares will be cashed out, transaction costs of $120,000, an opportunity cost of capital of 6.00% and cost savings of approximately $350,000 per annum as a result of not having to comply with the reporting requirements under the Exchange Act and other requirements of being a public company. The table below summarizes these results:

2004 Earnings
Guaranty Standalone	$1.24
Pro Forma	1.28
% Accretion	3.23%

Hoefer & Arnett provided investment banking and financial advisory services to Guaranty in 1998 in connection with its initial public offering for which it received customary fees. Hoefer & Arnett provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may effect transactions and hold securities of Guaranty for its own account and for the accounts of customers.

We will pay Hoefer & Arnett a fee of $15,000 in connection with Hoefer & Arnett’s acting as our financial advisor and rendering its opinion, which is not contingent upon the completion of the merger. In addition, we have agreed to indemnify Hoefer & Arnett against certain liabilities and expenses arising out of or incurred in connection with its engagement, including liabilities and expenses which may arise under the federal securities laws.

Potential Disadvantages of the Merger

As a result of the merger, shareholders owning fewer than 600 shares at the effective time will receive $24.00 in cash for each share of Guaranty common stock they own, and will no longer have the right to sell their shares at the time and for the price of their choosing. Further, such shareholders will have no further financial interest in Guaranty and will not have the opportunity to participate in the potential appreciation in the value of, or the payment of dividends on, Guaranty common stock.

After completion of the merger and the termination of registration of our shares of common stock under the Exchange Act, we will no longer be listed on the Nasdaq Stock Market and the liquidity of our shares may be reduced. The market liquidity for shares of our common stock after the merger may be further reduced if shareholders approve the amendment because we will have the right of first refusal to purchase any shares of our common stock proposed to be transferred. A further decrease in the market liquidity for the shares of Guaranty common stock may cause a decrease in the value of the shares. Conversely, however, the more limited supply of Guaranty common stock could also prompt a corresponding increase in its market price assuming stable or increased demand for the stock.

In addition, we will no longer be required to file public reports of our financial condition and other aspects of our business with the SEC after the merger. As a result, shareholders will have less legally mandated access to information about Guaranty’s business and results of operations than they had prior to the merger. Investors seeking information about us will have to review our website or contact us directly to receive such information and we may elect not to provide investors with requested information that we are not required by law to provide. In addition, we will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, including the requirement that the Chief Executive Officer and Chief Financial Officer certify the accuracy of the financial statements contained in our Exchange Act filings.

Finally, the merger will reduce Guaranty’s capital. We believe, however, that we will continue to be “well capitalized” for regulatory purposes and that it will have sufficient capital to support anticipated growth.

Effects of the Merger on Guaranty

The merger will have various effects on Guaranty, as described below.

Reduction in the Number of Shareholders of Record. We believe that the merger will reduce the number of record shareholders from approximately 430 to approximately 184. As noted earlier, in addition to the approximately 50,036 shares held by shareholders of record owning fewer than 600 shares, we assume that beneficial owners of approximately 11,713 shares held in street name will receive cash for their shares in the merger. Accordingly, the number of outstanding shares of our common stock will decrease from 2,826,012, as of the record date, to approximately 2,764,263 after the merger.

Decrease in Book Value and Increase in Earnings Per Share. Based on the fact that (1) the price to be paid in the merger to holders of fewer than 600 shares of common stock will be $24.00 per share, (2) the maximum number of shares of common stock expected to be cashed out as a result of the merger is 61,749, (3) the total cost to Guaranty (including expenses estimated to be approximately $120,000) of effecting the merger is expected to be approximately $1.6 million and (4) at June 30, 2005, shareholders’ equity was $37.4 million, or $13.22 per share, we expect that, as a result of the merger:

•	our shareholders’ equity as of June 30, 2005 will be reduced from approximately $37.4 million on a historical basis to approximately $35.8 million on a pro forma basis;

•	the book value per share of our common stock as of June 30, 2005 will be reduced from $13.22 per share on a historical basis to approximately $12.95 per share on a pro forma basis;

•	we will utilize existing cash on hand as well as funds generated from our operations to purchase the cashed-out shares and any dissenting shares, as well as to pay the fees and expenses incurred in connection with the merger, which management anticipates not to exceed $1.6 million, assuming 61,749 shares are repurchased; and

•	diluted earnings per share of our common stock for the year ended December 31, 2004 will increase from $1.24 on a historical basis to approximately $1.31 on a pro forma basis and diluted earnings per share for the six months ended June 30, 2005 will increase from approximately $0.71 on a historical basis to approximately $0.74 on a pro forma basis.

Decrease in Capital. As a result of the merger, our capital will be reduced. More specifically, our tier 1 capital to risk-weighted assets ratio will decrease from 11.90% as of June 30, 2005 to approximately 11.54% on a pro forma basis, our leverage capital ratio will decrease from 8.22% as of June 30, 2005 to approximately 7.96% on a pro forma basis, and our total risk-based capital ratio will decrease from 13.06% as of June 30, 2005 to approximately 12.70% on a pro forma basis. All regulatory capital ratios have been calculated assuming that 61,749 shares are cashed out in the merger.

Termination of Exchange Act Reporting Obligations. Our common stock is currently registered under the Exchange Act. After the merger, our common stock will not be registered under the Exchange Act and we will no longer be subject to the reporting requirements under the Exchange Act. More specifically, we will no longer be required to file (1) annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K presenting and analyzing our business, financial condition and results of operations, (2) ongoing reports regarding insiders’ stock transactions and (3) proxy statements disclosing information about our directors and officers, their compensation and our corporate governance process. Accordingly, we expect to eliminate direct and indirect costs and expenses associated with continuance of the Exchange Act registration, estimated at approximately $350,000 per year. We intend to apply for such termination as soon as practicable following completion of the merger.

Effect on Market for Shares. Our common stock is currently quoted on the Nasdaq Stock Market, but it will not be quoted on Nasdaq or listed on any exchange after the merger. Because we will no longer be quoted on the Nasdaq Stock Market or be required to maintain current public information by filing reports under the Exchange Act, the market for shares of our common stock will be adversely affected. Although there is currently only minimal liquidity in our shares of common stock, there will be a significant reduction in the liquidity of our common stock after the merger.

Further, the proposed amendment to our Articles of Incorporation provides Guaranty a right of first refusal with respect to certain future transfers of our common stock. If shareholders approve the amendment at the special meeting and the merger is completed, this right of first refusal may further reduce the liquidity of our common stock.

Effect on Dividends. The principal source of our cash revenues comes from dividends received from the Bank. The amount of dividends that may be paid by the Bank to us depends on the Bank’s earnings and capital position and is limited by federal and state law, regulations, and policies. In addition to the availability of funds from the Bank, our future dividend policy is subject to the discretion of our Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash needs, and general business conditions. If dividends should be declared in the future, the amount of such dividends presently cannot be estimated and it cannot be known whether such dividends would continue for future periods.

We anticipate that the merger will not have a material effect on our dividend policy, and we intend to continue paying a semi-annual cash dividend; however, any future declaration and payment of dividends will depend upon, among other factors, our results of operations and financial condition, future prospects, regulatory limitations and capital requirements, and other factors deemed relevant by our Board of Directors.

Financial Effects of the Merger; Financing of the Merger. We expect that the purchase of the cashed-out shares in the merger will cost not more than approximately $1.5 million which does not include approximately $120,000 in professional fees and other expenses we anticipate incurring in the course of the transaction. In addition, we do not expect that the completion of the merger will have any material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. Because we do not currently know the actual number of shares that will be cashed out in the merger, we do not know the exact amount of cash we will ultimately pay to shareholders in the merger. However, our obligation to consummate the merger under the merger agreement is conditioned on the aggregate number of shares of our common stock owned by shareholders who are to be cashed out or who have properly perfected their rights as dissenting shareholders not exceeding 100,000 shares.

Increased Ownership Percentage of Executive Officers and Directors. As a result of the merger, we expect that the percentage of ownership of our common stock beneficially owned by our current executive officers and directors as a group (12 persons) will increase from 33.39% to approximately 34.12%. For a description of the assumptions used in determining the numbers of shares and related percentages that we expect to be beneficially owned by executive officers and directors immediately following the merger, please see footnotes (1) and (2) under “Information about Guaranty and its Affiliates—Security Ownership of Certain Beneficial Owners and Management.”

Our Board of Directors was aware of these interests and considered them in approving the merger agreement. See “Special Factors—Background of the Merger.”

Effects of the Merger on Shareholders Generally

The merger will have various effects on our affiliated and unaffiliated shareholders as described below, If you want to continue to remain a shareholder after the merger, you may do so by purchasing a sufficient number of shares of our common stock prior to the effective time of the merger so that you hold at least 600 shares at the effective time of the merger.

As described in the section “Proposal I: Approval of the Merger Agreement—Conversion of Shares in the Merger,” there are specific provisions regarding the treatment of shares held in nominee form, or “street name.” In determining the number of shares held beneficially in street name by any shareholder, we may, in our discretion, rely on “no objection” lists provided by any nominee holder. Further, after the merger, we will deliver to each shareholder who would appear to be entitled to receive cash in the merger in consideration for his or her shares a letter of transmittal requesting certain information from such shareholder and requiring the shareholder to certify as to the number of shares actually held, whether in registered form, or in street name. Letters of Transmittal will be delivered to any shareholder who (1) holds of record, or combined with any shares listed in clause (2), fewer than 600 shares, (2) according to records made available to us from the nominee holder for any shares held in street name, holds in street name, or combined with any shares held of record, fewer than 600 shares or (3) holds shares in street name and with respect to which we are not provided by the nominee holder the number of shares so held.

The effects of the merger to a shareholder will vary depending on whether all of the shareholder’s shares will be cashed out in the merger. The determination of whether or not any particular shares of our common stock will be cashed out in the merger will be based on whether the holder of those shares holds either fewer than 600 shares or 600 or more shares. Since a shareholder may own shares for the benefit of another holder, a shareholder may beneficially own both shares that will be cashed out in the merger and shares that will remain outstanding in the merger. We expect that our executive officers and directors (12 persons) will continue to own beneficially a total of approximately 963,214 shares (including shares that may be acquired pursuant to the exercise of stock options), or approximately 34.12% of the outstanding shares immediately after the merger. We do not anticipate any affiliated shareholder’s shares being cashed out in the merger. All of the effects to shareholders described below assume that 61,749 shares are cashed out in the merger, unless otherwise noted.

Effects on Cashed-Out Shareholders. The effects of the merger on shareholders owning fewer than 600 shares immediately prior to the effective time of the merger will, upon consummation of the merger, include:

•	Receipt of Cash. Shareholders who own fewer than 600 shares of our common stock as of the effective time of the merger, in the aggregate, whether of record or in street name, will receive $24.00 in cash per share. Such shareholders will not have to pay any brokerage commission or other service charges in connection with the merger.

•	Loss of Ownership Interest. Shareholders will no longer have any equity or voting interest in Guaranty and therefore will not receive any cash dividends or participate in our future potential earnings or growth, if any, as a shareholder.

•	Taxes. Shareholders will likely be required to pay federal and, if applicable, state and local income taxes on the cash amount received in the merger. See “—Material U.S. Federal Income Tax Consequences.”

Effects on Remaining Shareholders. The effects of the merger on shareholders owning 600 or more shares immediately prior to the effective time of the merger will, upon consummation of the merger, include:

•	Continued Ownership of Shares. Shareholders who own 600 or more shares immediately prior to the effective time of the merger will continue to be shareholders of Guaranty and will own the same number of shares immediately after the merger as they owned immediately prior to the merger.

•	Increased Ownership Percentage. Remaining shareholders will have a slightly increased ownership percentage in Guaranty as a result of the merger.

•	Decreased Access to Information. If the merger is completed, we intend to terminate our registration under the Exchange Act. As a result, we will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act.

•	Decreased Liquidity and Transfer Restrictions. The liquidity of the shares of our common stock held by remaining shareholders will be reduced because our common stock will no longer be quoted on the Nasdaq Stock Market and we will have fewer shareholders. Additionally, if the proposed amendment is approved by our shareholders, we will have a right of first refusal to purchase any shares of our common stock proposed to be transferred in a transaction that would increase the number of our record shareholders. The absence of an established trading market, a smaller shareholder base and the amendment to our Articles of Incorporation, if approved by shareholders, may restrict your ability to transfer your shares of common stock after the merger.

•	Reduced Capital. Our regulatory capital ratios will be reduced, including a decrease in our tier 1 capital to risk-weighted assets ratio from 11.90% as of June 30, 2005 to approximately 11.54% on a pro forma basis. Our other regulatory capital ratios will be similarly reduced: our leverage ratio will decrease from 8.22% as of June 30, 2005 to approximately 7.96% on a pro forma basis; and our total risk-based capital ratio will decrease from 13.06% as of June 30, 2005 to approximately 12.70% on a pro forma basis.

•	Reduced Book Value Per Share. The book value per share of our common stock as of June 30, 2005 would be reduced from $13.22 per share on a historical basis to approximately $12.95 per share on a pro forma basis.

•	Increase in Earnings Per Share. Diluted earnings per share for the year ended December 31, 2004 would increase from $1.24 on a historical basis to approximately $1.31 on a pro forma basis, an increase of 5.65%. Diluted earnings per share for the six months ended June 30, 2005 would increase from $0.71 on a historical basis to $0.74 on a pro forma basis.

•	Increased Ownership Percentage of Executive Officers and Directors. As a result of the merger, we expect that the percentage of ownership of common stock beneficially owned by our executive officers and directors (12 persons) as a group will increase from 33.39%, as of the record date, to approximately 34.12% on a pro forma basis (based on the number of shares we anticipate such executive officers and directors to own beneficially immediately after the merger).

Effects of the Merger on Affiliated Shareholders

In addition to the effects of the merger on shareholders generally, which are described in the previous section, the merger will have some additional effects on our executive officers and directors, each of whom is, a result of his or her position, deemed to be an affiliate of Guaranty. As used in this proxy statement, the term “affiliated shareholder” means any shareholder who is a director or executive officer of Guaranty or the beneficial owner of 10% or more of our outstanding common stock, and the term “unaffiliated shareholder” means any shareholder other than an affiliated shareholder.

•	No Further Reporting Obligations Under the Exchange Act. After the merger, our common stock will not be registered under the Exchange Act. As a result, our executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including the reporting and short-swing profit provisions of Section 16, and information about their compensation and stock ownership will not be publicly available.

•	Rule 144 Not Available. Because our common stock will not be registered under the Exchange Act after the merger and we will no longer be required to furnish publicly available periodic reports, our executive officers and directors will lose the ability to dispose of their shares of our common stock under Rule 144 of the Securities Act of 1933, which provides a “safe harbor” for resales of stock by affiliates of an issuer.

Examples of Merger Results

In general, the merger can be illustrated by the following examples:

Hypothetical Scenario	Result
Ms. Smith owns 500 shares of Guaranty common stock registered in her own name at the effective time of the merger. Ms. Smith holds no other shares.	Ms. Smith’s 500 shares will be canceled and converted into the right to receive cash in the amount of $24.00 per share.

If Ms. Smith wants to continue her investment in Guaranty, she would need to buy at least 100 shares of our common stock (preferably of record in her own name so as to make it more readily apparent that she holds 600 or more shares). Ms. Smith should act far enough in advance of the effective time of the merger so that the purchase is complete and registered on our books before the effective time of the merger.

Mr. Brown owns 100 shares of Guaranty that are held in a brokerage account at the effective time of the merger. Mr. Brown owns no other shares.	Mr. Brown’s 100 shares will be converted into the right to receive cash in an amount equal to $24.00 per share, Mr. Brown will no longer be a shareholder of Guaranty.

Hypothetical Scenario	Result

Mr. Davis owns 500 shares of Guaranty registered in his own name and 500 shares that are held in a brokerage account at the effective time of the merger. Mr. Davis owns no other shares.	If either we or Mr. Davis can establish to our satisfaction that he, in fact, holds 600 or more shares, Mr. Davis’ 1,000 shares will remain outstanding after the merger. Otherwise, we will presume that all of the shares are held by a holder of fewer than 600 shares and were therefore canceled in the merger and converted into the right to receive cash in an amount equal to $24.00 per share. Mr. Davis will be able to rebut the presumption that his shares were cashed out in the merger by certifying in the letter of transmittal sent to him after the merger that he holds 600 or more shares and providing us such other information as it may request to verify that fact.

Interests of Executive Officers and Directors in the Merger

Our Board of Directors believes that it has acted in the best interests of Guaranty and its shareholders. However, as you consider the recommendation of the Board of Directors, you should be aware that the directors and executive officers have interests which are in addition to their interests as our shareholders. As a result of the merger, we expect that the beneficial ownership of our common stock held by current executive officers and directors (12 persons) as a group will increase from 33.39% to approximately 34.12%. See “Information about Guaranty and its Affiliates—Security Ownership of Certain Beneficial Owners and Management.”

Our Board of Directors was aware of these interests and considered them in approving the merger agreement. See “Special Factors—Background of the Merger.”

Conduct of Guaranty’s Business After the Merger

Following the merger, Guaranty and its subsidiaries, including the Bank, will continue to conduct their existing operations in substantially the same manner as now conducted. Our executive officers and directors immediately prior to the merger will be the executive officers and directors of Guaranty after the merger. Except for the change that would result from the amendment (if approved by the shareholders at the special meeting), the Articles of Incorporation and Bylaws of Guaranty will remain in effect and unchanged by the merger. The deposits of the Bank will continue to be insured by the FDIC, and Guaranty and the Bank will continue to be regulated by the same regulatory agencies as before the merger.

Fees and Expenses

We estimate that merger related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, fees and expenses of attorneys and accountants and other related charges, will total approximately $120,000, assuming the merger is completed. This amount consists of the following estimated fees:

Description	Amount
Advisory fees and expenses	$15,000
Legal fees and expenses	75,000
Accounting fees and expenses	10,000
Printing, solicitation and mailing costs	20,000

Total	$120,000

Anticipated Accounting Treatment

We anticipate that we will account for the shares of our outstanding common stock repurchased in the merger as treasury shares.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences to our shareholders with respect to the merger. The discussion is based upon the Internal Revenue Code of 1986, as amended, its legislative history, applicable U.S. Treasury regulations, existing administrative interpretations and court decisions currently in effect. Any of these authorities could be repealed, overruled or modified at any time after the date of this proxy statement, and any such change could be applied retroactively. This discussion does not address any alternative minimum tax consequences or the tax consequences under state, local or foreign laws.

The discussion that follows neither binds nor precludes the Internal Revenue Service from adopting a position contrary to that expressed in this document, and we cannot assure you that such a contrary position could not be asserted successfully by the Internal Revenue Service or adopted by a court if the positions were litigated. We have not obtained a ruling from the Internal Revenue Service or a written opinion from tax counsel with respect to the United States federal income tax consequences discussed below.

This discussion assumes that you hold your shares of our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of federal income taxation that may be important to you in light of your particular circumstances or if you are subject to certain rules, such as those rules relating to shareholders who are not citizens or residents of the United States, financial institutions, tax-exempt organizations and entities (including IRAs), insurance companies, dealers in securities, shareholders who hold options to acquire shares of our common stock, and shareholders who acquired their shares of common stock through the exercise of employee stock options or similar derivative securities or otherwise as compensation.

Federal income tax consequences to shareholders who do not receive cash in the merger. If you (1) continue to hold shares of our common stock immediately after the merger, and (2) you receive no cash as a result of the merger, then you will not recognize any gain or loss in the merger and you will have the same adjusted tax basis and holding period in your shares of our common stock as you had in such stock immediately prior to the merger.

Federal income tax consequences to shareholders who receive cash in the merger. An exchange of your shares of our common stock for cash pursuant to the merger will be a taxable transaction. If you receive cash in exchange for your shares of common stock as a result of the merger, the cash you received will be treated as redemption of your shares of our common stock exchanged therefor under Section 302 of the Internal Revenue Code. Under Section 302 of the Internal Revenue Code, a shareholder who exchanges his or her shares of our common stock for cash will be treated as having sold his or her shares of our common stock if the exchange meets one of the following three tests:

•	the exchange results in a “complete termination” of his or her equity interest in Guaranty;

•	the exchange is “substantially disproportionate” with respect to the shareholder; or

•	the cash received is “not essentially equivalent to a dividend” with respect to the shareholder.

For purposes of these tests, in addition to the shares of common stock you actually own, you will be deemed to own constructively certain shares of our common stock under the constructive ownership rules of Section 318 of the Internal Revenue Code. Generally, the constructive ownership rules under Section 318 of the Internal Revenue Code treat a shareholder as owning:

•	shares of stock owned by certain relatives, related corporations, partnerships, estates or trusts, and

•	shares of stock the shareholder has an option to acquire.

Because the constructive ownership rules are complex, each shareholder should consult his or her own tax advisor as to the applicability of these rules.

Cashed-out shareholders who do not actually or constructively own any shares of Guaranty common stock after the merger. In general, if you receive cash in exchange for your shares of our common stock as a result of the merger but do not actually or constructively own any shares of our common stock immediately after the merger, you will be treated as having sold your shares of our common stock for the cash received. You will recognize gain or loss on the exchange in an amount equal to the difference between the cash you receive for your cashed-out shares of our common stock and your aggregate adjusted tax basis in such stock. Your gain will be a capital gain provided you held your shares of our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code as of the effective time of the merger.

Shareholders receiving cash who actually or constructively continue to own any shares of Guaranty common stock after the merger. If you receive cash in exchange for your shares of our common stock as a result of the merger and are treated as directly or constructively owning shares of our common stock immediately after the merger, then you will be treated as having sold your shares of our common stock for the cash received only if you meet one of the three tests mentioned above and described below.

You will satisfy the “complete termination” test if you receive cash in exchange for your shares of our common stock pursuant to the merger and you completely terminate your direct and constructive ownership interest in Guaranty. If you would otherwise satisfy the complete termination requirement but for your constructive ownership of shares of our common stock held by family members, you may, in certain circumstances, be entitled to disregard such constructive ownership. You should check with your own tax advisor as to whether you would be entitled to disregard such constructive ownership and the required filings with the Internal Revenue Service pursuant to such a decision.

You will satisfy the “substantially disproportionate” test if immediately after the merger you actually and constructively own less than 50% of the total combined voting power of all classes of our stock entitled to vote and your percentage interest in Guaranty (i.e., the number of voting shares actually and constructively owned by you divided by the number of voting shares outstanding) is less than 80% of your percentage interest in Guaranty immediately prior to the merger.

You will satisfy the “not essentially equivalent to a dividend” test if the reduction in your percentage interest in Guaranty, as described above, constitutes a “meaningful reduction of your proportionate interest” given your particular facts and circumstances. The Internal Revenue Service has indicated in published rulings that a minority shareholder whose relative stock interest is minimal (i.e., less than 1%) and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” generally if the shareholder has some reduction in the shareholder’s stock ownership percentage.

If you satisfy one of these three tests, you will be treated as having sold your shares of Guaranty common stock for the cash exchanged therefore and will recognize gain or loss on the exchange in an amount equal to the difference between the cash you receive for your cashed-out shares of our common stock and your aggregate adjusted tax basis in such stock. Your gain will be a capital gain provided you held your shares of our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code as of the effective time of the merger.

If you do not satisfy one of these three tests, you will be treated as having received a dividend to the extent of our current and accumulated earnings and profits, which we anticipate will be sufficient to cover the amount of any such dividend and will be includible in your gross income as ordinary income in its entirety, without reduction for the adjusted tax basis of your shares of our common stock exchanged for cash. No loss will be recognized. If the exchange is treated as a dividend, your adjusted tax basis in your shares of our common stock exchanged for cash generally will be added to your tax basis in your remaining shares of our common stock. To the extent that cash received in exchange for your shares of our common stock is treated as a dividend to a corporate shareholder, the corporate shareholder will be: (1) eligible for a dividends-received deduction (subject to applicable limitations); and (2) subject to the “extraordinary dividend” provisions of the Internal Revenue Code. To the extent, if any, the cash received by you exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of your adjusted tax basis in the shares surrendered and thereafter as a capital gain.

Capital gain and loss. For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

Backup withholding. If you receive cash in the merger, you will be required to provide your social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the merger to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require you to deliver such information when your shares of our common stock certificates are surrendered following the effective time of the merger. Failure to provide such information may result in backup withholding.

As explained above, the amounts paid to you as a result of the merger may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. The U.S. federal income tax discussion set forth above is based upon present law, which is subject to change possibly with retroactive effect. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction that are applicable to you in light of your specific circumstances.

Regulatory Requirements

In connection with the merger, we will be required to make certain filings with and obtain certain approvals from various federal and state governmental agencies, including:

•	filing of Articles of Merger with the Secretary of State of Texas in accordance with the TBCA after the approval of the merger agreement by our shareholders; and

•	complying with federal and state securities laws, including our and the merger subsidiary’s filing, in conjunction with this proxy statement, of a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table summarizes financial results actually achieved by Guaranty for the periods and at the dates indicated and should be read in conjunction with our consolidated financial statements and the notes to the consolidated financial statements contained in reports that we have previously filed with the SEC. Historical financial information can be found in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and our Annual Report on Form 10-K for the year ended December 31, 2004, which are incorporated by reference in this proxy statement. See “Where You Can Find Additional Information” on page 56 for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the six months ended June 30, 2005 and June 30, 2004 are unaudited, but management of Guaranty believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the six months ended June 30, 2005 and 2004 indicate results for any future period.

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2005	2004	2004	2003	2002
	(Dollars in thousands, except per share data)
Income Statement Data:
Interest income	$14,675	$13,212	$27,029	$27,564	$28,955
Interest expense	5,558	4,321	9,137	10,242	12,272

Net interest income	9,117	8,891	17,892	17,322	16,683
Provision for loan losses	260	480	930	1,075	1,260

Net interest income after provision for loan losses	8,857	8,411	16,962	16,247	15,423
Noninterest income	2,794	2,463	4,756	4,937	5,056
Noninterest expense	8,573	8,204	16,483	15,837	14,692

Earnings before provision for income taxes	3,078	2,670	5,235	5,347	5,787
Provision for income taxes	997	797	1,575	1,503	1,410

Net earnings	$2,081	$1,873	$3,660	$3,844	$4,377

Common Share Data:
Basic earnings per share (1)	$0.73	$0.64	$1.25	$1.32	$1.46
Diluted earnings per share (1)	0.71	0.63	1.24	1.30	1.45
Book value	13.22	12.50	13.26	12.47	11.81
Tangible book value	12.39	11.70	12.46	11.67	11.01
Cash dividends declared	0.21	0.20	0.40	0.37	0.32
Dividend payout ratio	28.52%	31.20%	31.88%	28.12%	21.73%
Weighted average shares outstanding (basic) (in thousands)	2,870	2,922	2,918	2,923	2,991
Weighted average shares outstanding (diluted) (in thousands)	2,915	2,964	2,963	2,953	3,013
Shares outstanding at end of period (in thousands)	2,826	2,922	2,913	2,922	2,932

Balance Sheet Data (at period end):
Total assets	$564,295	$541,966	$541,966	$517,078	$517,968
Securities	119,645	103,751	103,751	99,614	106,992
Loans held for sale	1,524	1,749	1,749	1,244	5,727
Loans	387,773	375,585	375,585	364,270	359,888
Allowance for loan losses	4,423	4,154	4,154	3,906	3,692
Total deposits	446,236	433,743	433,743	407,847	424,950
Total shareholders’ equity	37,354	38,624	38,624	36,448	34,644

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2005	2004	2004	2003	2002
	(Dollars in thousands, except per share data)
Average Balance Sheet Data:
Total assets	$555,167	$518,039	$527,025	$524,675	$490,620
Securities	114,520	94,804	97,549	109,325	91,710
Loans (2)	381,181	367,125	371,586	359,829	342,823
Allowance for loan losses	4,328	3,978	4,091	3,767	3,485
Total deposits	443,167	414,088	420,592	423,283	403,125
Total shareholders’ equity	38,091	37,045	37,687	35,496	33,934

Performance Ratios:
Return on average assets	0.76%	0.73%	0.69%	0.73%	0.89%
Return on average common equity	11.02	10.17	9.71	10.83	12.90
Net interest margin	3.59	3.80	3.71	3.63	3.73
Efficiency ratio (3)	71.98	72.52	73.17	71.75	68.79

Asset Quality Ratios (4):
Nonperforming assets to total loans and other real estate	0.99%	1.28%	1.13%	0.90%	1.18%
Net charge-offs to average loans	(0.00)	0.09	0.18	0.24	0.27
Allowance for loan losses to total loans	1.14	1.09	1.10	1.07	1.01
Allowance for loan losses to nonperforming loans (5)	138.13	104.90	116.16	152.52	114.87

Capital Ratios (4):
Leverage ratio	8.22%	8.45%	8.73%	8.32%	8.62%
Average shareholders’ equity to average total assets	6.86	7.15	7.15	6.77	6.92
Tier 1 risk-based capital ratio	11.90	12.11	12.52	12.10	12.06
Total risk-based capital ratio	13.06	13.24	13.65	13.18	13.12

(1)	Net earnings per share are based upon the weighted average number of common shares outstanding during the period.
(2)	Includes loans held for sale.
(3)	Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities losses or gains. Taxes are not part of this calculation.
(4)	At period end, except for net charge-offs to average loans and average shareholders’ equity to average total assets, which is for periods ended at such dates.
(5)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and restructured loans.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following sets forth our consolidated ratios of earnings to fixed charges for each of the two years in the two-year period ended December 31, 2004 and for the six months ended June 30, 2005 and the pro forma consolidated earnings to fixed charges ratio for the six months ended June 30, 2005 and the year ended December 31, 2004, which gives effect to the merger as if it had occurred on January 1 of the applicable year. The information presented below is derived from (1) our consolidated historical financial statements, including the related notes, incorporated by reference into this proxy statement and (2) our unaudited pro forma consolidated financial statements as of and for the six months ended June 30, 2005 and for the year ended December 31, 2004 included in this proxy statement.

	Pro Forma Six Months Ended June 30, 2005	Pro Forma Year Ended December 31, 2004	Six Months Ended June 30, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Earnings to Fixed Charges
Including interest on deposits	1.73x	1.60x	1.71x	1.57x	1.52x
Excluding interest on deposits	3.57x	2.78x	3.52x	2.71x	2.78x

For purposes of computing these ratios, earnings represent net income, plus applicable income taxes and fixed charges. Fixed charges include gross interest expense, other than interest on deposits in one case and inclusive of such interest in the other, and the proportion deemed representative of the interest factor or rent expense, net of income from subleases.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information as of June 30, 2005 and for the six months ended June 30, 2005 and the year ended December 31, 2004, give effect to the following assumptions:

•	We have assumed that the merger occurred as of June 30, 2005 for purposes of the consolidated balance sheet, and as of January 1 of the earliest indicated period for purposes of the consolidated statements of earnings.

•	We have assumed that a total of 61,749 shares are cashed out in the merger at a price of $24.00 per share for a total of approximately $1.5 million. Additionally, we have assumed that we will incur approximately $120,000 in costs and expenses relating to the merger.

•	We have assumed that the maximum amount of cash necessary to consummate the merger to be approximately $1.6 million.

•	We have assumed that we will realize cost savings, estimated to be approximately $350,000 per year as a result of the merger.

•	We have assumed that the expenses and anticipated cost savings in connection with the merger will be tax effected at a rate of 34%.

The following information should be read in conjunction with and is qualified in its entirety by our consolidated financial statements and accompanying notes, which are incorporated by reference into this proxy statement.

The unaudited pro forma consolidated financial information is intended for informational purposes and is not necessarily indicative of our financial position or operating results that would have occurred had the merger actually been in effect as of the date or for the period presented.

Unaudited Pro Forma Consolidated Balance Sheet

As of June 30, 2005

	Historical June 30, 2005	Adjustments			Pro Forma June 30, 2005
	(Dollars in thousands)
Assets:
Cash and due from banks	$16,187		$(1,561	)(1)	$14,626
Federal funds sold	510				510
Interest-bearing deposits	212				212
Interest-bearing time deposits	13,122				13,122
Securities available-for-sale	119,645				119,645
Loans held for sale	1,524				1,524
Loans, net of allowance for loan losses	383,350				383,350
Premises and equipment, net	14,183				14,183
Accrued interest receivable	3,163				3,163
Other real estate	672				672
Goodwill	2,338				2,338
Cash surrender value of life insurance	5,345				5,345
Other assets	4,044				4,044

Total assets	$564,295		$(1,561)		$562,734

Liabilities and Shareholders’ Equity:
Deposits
Noninterest-bearing	$87,858				$87,858
Interest-bearing	358,378				358,378

Total deposits	446,236				446,236
Accrued interest and other liabilities	5,032				5,032
Federal Home Loan Bank advances	65,363				65,363
Junior subordinated debentures	10,310				10,310

Total liabilities	$526,941				$526,941

Shareholders’ equity
Common stock, 50,000,000 shares authorized, 3,252,016 shares issued and 2,825,748 outstanding as of June 30, 2005, and 3,252,016 shares issued and 2,763,999 shares outstanding on a pro forma basis	$3,252	$			$3,252
Additional paid-in-capital	12,881				12,881
Retained earnings	27,850		(79	)(2)	27,771
Treasury stock, at cost, 426,268 shares as of June 30, 2005 and 488,017 shares on a pro forma basis	(6,195)		(1,482)		(7,677)
Accumulated other comprehensive income	(434)		—		(434)

Total shareholders’ equity	37,354		(1,561)		35,793

Total liabilities and shareholders’ equity	$564,295		$(1,561)		$562,734

(1)	This adjustment represents the payment of cash consideration payable in the merger.
(2)	This adjustment represents the estimated expenses in connection with the merger of $120,000, less the tax benefit of $41,000.

Unaudited Pro Forma Consolidated Statement of Earnings

for the Six Months Ended June 30, 2005

	Historical Six Months Ended June 30, 2005	Adjustments		Pro Forma Six Months Ended June 30, 2005
	(Dollars in thousands, except per share data)
Interest income
Loans, including fees	$12,153			$12,153
Securities
Taxable	1,927			1,927
Nontaxable	350			350
Federal funds sold and interest-bearing deposits	245			245

Total interest income	14,675			14,675
Interest expense
Deposits	3,967			3,967
FHLB advances and federal funds purchased	1,090			1,090
Junior subordinated debentures	501			501

Total interest expense	5,558			5,558

Net interest income	9,117			9,117
Provision for loan losses	260			260

Net interest income after provision for loan losses	8,857			8,857
Noninterest income
Service charges	1,476			1,476
Other operating income	1,318			1,318

Total noninterest income	2,794			2,794

Noninterest expense
Employee compensation and benefits	5,135			5,135
Occupancy expenses	1,096			1,096
Other operating expenses	2,342	$(55	)(1)	2,287

Total noninterest expenses	8,573	(55)		8,518

Earnings before provision for income taxes	3,078	55		3,133
Provision for income taxes	997	18	(2)	1,015

Net earnings	$2,081	$37		$2,118

Earnings per common share—basic	$0.73			$0.75
Earnings per common share—diluted	0.71			0.74

(1)	This adjustment represents the estimated expenses in connection with the transaction of $120,000, less the cost savings of approximately $175,000 on a six month basis that we expect to realize as a result of the merger.
(2)	This adjustment represents the estimated tax effect at 34%.

Unaudited Pro Forma Consolidated Statement of Earnings

for the Year Ended December 31, 2004

	Historical Year Ended December 31, 2004	Adjustments		Pro Forma Year Ended December 31, 2004
	(Dollars in thousands, except per share data)
Interest income
Loans, including fees	$22,990			$22,990
Securities
Taxable	3,559			3,559
Nontaxable	210			210
Federal funds sold and interest-bearing deposits	270			270

Total interest income	27,029			27,029

Interest expense
Deposits	6,072			6,072
FHLB advances and federal funds purchased	2,061			2,061
Junior subordinated debentures	1,004			1,004

Total interest expense	9,137			9,137

Net interest income	17,892			17,892
Provision for loan losses	930			930

Net interest income after provision for loan losses	16,962			16,962
Noninterest income
Service charges	3,036			3,036
Net realized gain on securities transactions	120			120
Other operating income	1,600			1,600

Total noninterest income	4,756			4,756

Noninterest expense
Employee compensation and benefits	9,326			9,326
Occupancy expenses	2,260			2,260
Other operating expenses	4,897	$(230	)(1)	4,667

Total noninterest expenses	16,483	(230)		16,253

Earnings before provision for income taxes	5,235	230		5,465
Provision for income taxes	1,575	78	(2)	1,653

Net earnings	$3,660	$152		$3,812

Earnings per common share—basic	$1.25			$1.33
Earnings per common share—diluted	1.24			1.31

(1)	This adjustment represents the estimated expenses in connection with the transaction of $120,000, less the cost savings of approximately $350,000 on an annual basis that we expect to realize as a result of the merger.
(2)	This adjustment represents the estimated tax effect at 34%.

THE SPECIAL MEETING

Purpose

This proxy statement is furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at the special meeting. The special meeting is a meeting of the shareholders of Guaranty at which the shareholders will vote upon a proposal to approve the merger agreement and a proposal to approve an amendment to our Articles of Incorporation. A copy of the merger agreement is attached as Appendix A and the full text of the proposed amendment is attached as Appendix B.

Date, Place and Time of Special Meeting

The special meeting of our shareholders will be held at              a.m., local time, on             , 2005, at the main office of the Bank at 100 W. Arkansas, Mt. Pleasant, Texas 75455.

Shares Entitled to Vote; Quorum and Vote Required

Shares Entitled to Vote. The holders of record of the outstanding shares of our common stock at the close of business on             , 2005, the record date, will be entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on that date, there were              shares of our common stock issued and outstanding and entitled to vote at the special meeting.

Quorum. At the special meeting, our shareholders will be entitled to one vote for each share of our common stock owned of record on the record date. The holders of a majority of our common stock outstanding must be present, either in person or by proxy, to constitute a quorum at the special meeting. Shares of our common stock present in person or represented by proxy, including shares whose holders abstain or do not vote and shares held of record by a broker or nominee that are voted on any matter, will be counted for purposes of determining whether a quorum exists at the special meeting.

Votes Required. The affirmative vote of a majority of the issued and outstanding Guaranty common stock is required to approve both the merger agreement and the amendment to the Articles of Incorporation. The affirmative vote of at least a majority of our common stock present at the meeting, either in person or by proxy, is required to approve any other matters that may be properly presented at the special meeting.

Abstentions. A shareholder who is present in person or by proxy at the special meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the special meeting for the purpose of determining the presence of a quorum. However, because approval of the merger agreement and the amendment each require a majority of the issued and outstanding shares of our common stock, an abstention would effectively function as a vote against the merger agreement and the amendment, even though it would not be counted in the voting tally as such. Abstentions will not affect the outcome of any other proposal that may be properly brought before the special meeting because only a majority of the votes actually cast must be voted in favor of such a proposal.

Broker Non-Votes. Generally, brokers who hold shares for the accounts of beneficial owners must vote these shares as directed by the beneficial owner. Both the proposal to approve the merger agreement and the proposal to approve the amendment are “non-discretionary” items, meaning that brokers and banks may not give a proxy to vote shares on those matters without specific instructions from their customers. Proxies that contain a broker vote on one or more proposals but no vote on others are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. A broker non-vote with respect to a proposal for which the broker has no discretionary voting authority will function as a vote against the merger agreement and a vote against the amendment but will not affect the outcome of any other proposal properly brought before the special meeting.

On the record date, our directors and executive officers (12 persons) were entitled to vote, in the aggregate, 904,314 shares of our common stock (not including any shares that may be acquired pursuant to the exercise of stock options), or approximately             % of the outstanding shares of our common stock. These shares are expected to be voted FOR approval of the merger agreement and FOR approval of the amendment to the Articles of Incorporation. If these shares are voted in favor of the merger agreement and the amendment, then shareholders owning an additional              shares would be required to vote in favor of the merger in order for the proposals to receive approval by a majority of the outstanding shares of our common stock.

A list of shareholders will be available for examination by holders of the our common stock for any purpose related to the special meeting at the special meeting and during the 10 days prior to the special meeting at the office of our corporate secretary at our offices at 100 W. Arkansas, Mt. Pleasant, Texas 75455.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND FOR APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION.

Voting Procedures and Revocation of Proxies

Proxies, in the form enclosed, which are properly executed by the shareholders and returned to us and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted FOR the proposal to approve the merger agreement and FOR the proposal to approve the amendment to the Articles of Incorporation. The proxy also grants authority to the persons designated in the proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the special meeting.

If you are the record holder of your shares, you may revoke any proxy given pursuant to this solicitation by the Board of Directors at any time before it is voted at the special meeting by:

•	giving written notice to the Secretary of Guaranty;

•	executing a proxy bearing a later date filed with the Secretary of Guaranty at or before the meeting; or

•	attending and voting in person at the meeting. Attendance without voting at the special meeting will not in and of itself constitute revocation of a proxy.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Guaranty Bancshares, Inc., 100 W. Arkansas, Mt. Pleasant, Texas 75455, Attention: Kim Shumate. If you hold your shares in street name with a bank or broker, you must contact the bank or broker if you wish to revoke your proxy.

If you participate in the Guaranty 401(k) Plan, you may direct the trustees how to vote the number of shares of Guaranty common stock that are allocated to your account as of the record date. If you are a participant in the 401(k) Plan, you should complete the separate voting instruction form with your voting directions for the shares allocated to you under the terms of the 401(k) Plan. Your voting instruction card must be received by the trustees no later than 5:00 p.m.,                     , 2005. You may revoke or change your voting instructions by giving written notice to the trustees of the 401(k) Plan or by executing a voting instruction card bearing a later date and filing such card with the trustees prior to 5:00 p.m.,                     , 2005. However, if you fail to return your voting instruction, the trustees are entitled to vote the shares allocated to your account in accordance with their duties as fiduciaries. It is expected that the trustees will vote these shares FOR approval of the merger agreement and FOR approval of the amendment.

Attending the Special Meeting

All of our shareholders are invited to attend the special meeting. If you want to vote your shares of our common stock held in street name by a broker, bank or other nominee in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Solicitation of Proxies and Expenses

This proxy solicitation is made by our Board of Directors. We are responsible for our expenses incurred in preparing, assembling, printing and mailing this proxy statement. Proxies will be solicited through the mail. Additionally, directors, officers and other employees of Guaranty or its subsidiaries may solicit proxies personally, by telephone or other means of communications. None of these people will receive any special compensation for solicitation activities. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

PROPOSAL I:  APPROVAL OF THE MERGER AGREEMENT

Parties to the Merger

Guaranty Bancshares, Inc. Guaranty was incorporated as a business corporation under the laws of the State of Texas in 1980 to serve as a holding company for Guaranty Bond Bank, formally known as Guaranty Bank, which was chartered in 1913, and for Talco State Bank, which was chartered in 1912 and merged into the Bank in 1997. We offer a broad range of financial products and services to small and medium-sized businesses and consumers through twelve banking locations in the Texas communities Mt. Pleasant (two offices), Bogata, Commerce, Ft. Stockton, Mount Vernon, Paris, Pittsburg, Sulphur Springs, Talco and Texarkana (two offices). Guaranty’s headquarters are located at 100 W. Arkansas, Mt. Pleasant, Texas 75455, and its telephone number is (903) 572-9881.

GB Facilitation, Inc. The merger subsidiary is a newly formed Texas corporation, organized solely for the purpose of facilitating the merger agreement, and is our wholly-owned subsidiary. The merger subsidiary will merge with and into Guaranty and will cease to exist after the merger. The merger subsidiary has no significant assets, liabilities or shareholders’ equity, and has conducted no business activities other than those incidental to its formation, the execution of the merger agreement and assistance in preparing various SEC filings related to the merger. The principal executive offices of merger subsidiary are located at 100 W. Arkansas, Mt. Pleasant, Texas 75455.

Structure of the Merger

The merger agreement provides for the merger of the merger subsidiary with and into Guaranty, with Guaranty surviving the merger. In the merger, shareholders owning fewer than 600 shares of Guaranty common stock will receive $24.00 in cash for each share that they own as of the effective time of the merger. All other shares will remain outstanding and be unaffected by the merger. Our directors and executive officers after the merger will be the same as our directors and executive officers immediately prior to the merger.

Conversion of Shares in the Merger

The merger agreement provides that, at the effective time of the merger:

•	all outstanding shares of our common stock, whether record shares (as defined below) or street shares (as defined below), held of record by a holder holding fewer than 600 shares of Guaranty common stock immediately prior to the effective time of the merger will, without any action on the part of the holder thereof, be converted into the right to receive cash equal to $24.00 per share (the “merger consideration”). We may presume that all street shares are held by holders holding fewer than 600 shares immediately prior to the effective time unless a beneficial owner of street shares is able to demonstrate to our satisfaction that such shares are held beneficially by a holder holding 600 or more shares immediately prior to the effective time of the merger. In that case, such shares will remain outstanding with all rights, privileges, and powers existing immediately before the merger;

•	all outstanding shares of our common stock other than those described above as being converted into the right to receive the merger consideration or shares for which dissenters’ rights have been exercised will remain outstanding with all rights, privileges, and powers existing immediately before the merger; and

•	the outstanding shares of the merger subsidiary will, without any action on the part of the holder thereof, be canceled.

The merger agreement further provides that:

•	immediately prior to the merger, no holder holding, of record or beneficially, 600 or more shares (including any combination of record shares or street shares) in the aggregate will be entitled to receive any merger consideration with respect to the shares so held other than by exercising his or her dissenters’ rights; and

•	it is a condition precedent to the right of any holder to receive the merger consideration, if any, payable with respect to the shares held by such holder that such holder certify to Guaranty in the letter of transmittal delivered by us as described below that such holder held, of record and beneficially, immediately prior to the merger fewer than 600 shares (including any combination of record shares and street shares) in the aggregate.

For purposes of the merger agreement:

•	the term “record shares” means shares of Guaranty common stock other than street shares, and any record shares will be deemed to be held by the registered holder thereof as reflected on our books;

•	the term “street shares” means shares of Guaranty common stock held of record in street name, and any street shares will be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof; and

•	the term “holder” means:

(a)	any record holder or holders of record shares who would be deemed, under Rule 12g5-1 under the Exchange Act as described below, to be a single “person” for purposes of determining the number of our record shareholders, and

(b)	any other person or persons who would be deemed to be a “holder” under the above clause if the shares it holds beneficially in street name were held of record by such person or persons.

The merger agreement provides that Guaranty (along with any other person or entity to which Guaranty may delegate or assign any responsibility or task with respect thereto) will have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to:

•	make such inquiries, whether of any shareholder(s) or otherwise, as it may deem appropriate for purposes of confirming the above provisions, and

•	resolve and determine, in our sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of shares held by any holder immediately prior to the merger. All such determinations by us will be final and binding on all parties, and no person or entity will have any recourse against us or any other person or entity with respect thereto.

For purposes of the above provisions, we may, our sole discretion, but will not have any obligation to do so,

•	presume that any shares of Guaranty common stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and

•	aggregate the shares held (whether of record or beneficially) by any person or persons that we determine to constitute a single holder for purposes of determining the number of shares held by such holder.

Rule 12g5-1 under the Exchange Act provides that, for the purpose of determining whether an issuer is subject to the registration provisions of the Exchange Act, securities will be deemed to be “held of record” by each person who is identified as the owner of such securities on records of security holders maintained by or on behalf of the issue, subject to the following:

•	In any case where the records of security holders have not been maintained in accordance with accepted practice, any additional person who would be identified as such an owner on such records if they had been maintained in accordance with accepted practice will be included as a holder of record.

•	Securities identified as held of record by a corporation, a partnership, a trust whether or not the trustees are named, or other organization will be included as so held by one person.

•	Securities identified as held of record by one or more persons as trustees, executors, guardians, custodians or in other fiduciary capacities with respect to a single trust, estate or account will be included as held of record by one person.

•	Securities held by two or more persons as co-owners will be included as held by one person.

•	Securities registered in substantially similar names where the issuer has reason to believe because of the address or other indications that such names represent the same person, may be included as held of record by one person.

Effect on Outstanding Options

The holders of outstanding stock options issued by Guaranty will continue to hold those securities. The terms of the options will not be affected by the merger.

Effective Time of the Merger

The merger will be effective at the date and time specified in the Certificate of Merger to be issued by the Secretary of State of Texas. As soon as practicable after shareholder approval of the merger agreement, we will file Articles of Merger with the Secretary of State of Texas and will send a Letter of Transmittal to all record holders of Guaranty common stock who are entitled to receive cash in the merger. We anticipate that this will occur in October of 2005.

At the effective time of the merger, each shareholder who owns fewer than 600 shares of record immediately prior to the merger will not have any rights as a Guaranty shareholder and will have only the right to receive cash as provided under the merger agreement.

Exchange of Shares

The Letter of Transmittal will provide the means by which shareholders will surrender their certificates representing Guaranty common stock and obtain the cash to which they are entitled. If certificates evidencing our common stock have been lost or destroyed, we and our transfer agent may, in our sole discretion, accept a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to us in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the shareholder will be required to submit, in addition to other documents, a bond or other security, satisfactory to us and our transfer agent, indemnifying us and all other persons against any losses incurred as a consequence of the issuance of a new stock certificate. Shareholders whose certificates have been lost or destroyed should contact us. Additional instructions regarding lost or destroyed stock certificates will be included in the Letter of Transmittal that will be sent to shareholders after the merger becomes effective.

Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by shareholders in connection with the exchange of their certificates for cash in the merger. We will bear these costs.

The Letter of Transmittal will be sent to shareholders as soon as practicable after the effective time of the merger. Do not send in your stock certificate(s) until you have received the Letter of Transmittal.

Termination of Exchange Act Registration

Our common stock is currently registered under the Exchange Act. We will be permitted to terminate our registration once we can certify that we have fewer than 300 shareholders of record. Upon the completion of the merger, we expect to have approximately 184 shareholders of record. We intend to apply for termination of the registration of our common stock under the Exchange Act as promptly as possible after the effective time of the merger.

Termination of registration under the Exchange Act will substantially reduce the information required to furnish to our shareholders and to the SEC and would make some of the provisions of the Exchange Act, such as the short swing profit provisions of Section 16, the requirement of furnishing a proxy or information statement in connection with shareholder meetings under Section 14(a) and required compliance with the Sarbanes-Oxley Act, no longer applicable to us. Furthermore, our affiliates will lose the ability to dispose of their common stock under Rule 144 promulgated under the Securities Act of 1933. However, for a period of 90 days after the filing of a Form 15 with the SEC, we and our shareholders continue to be subject to the reporting and short swing profit provisions of Section 16, the proxy and information statement requirement of Section 14(a) and the reporting obligations under Regulation 13D-G with respect to certain acquisitions of shares of our common stock.

We estimate that termination of the registration of our common stock under the Exchange Act will save us approximately $350,000 per year in legal, accounting, printing, management time and other expenses. See “Special Factors—Effects of the Merger on Guaranty.”

Source of Funds and Expenses

We estimate that approximately $1.5 million will be required to pay for the shares of our common stock exchanged for cash in the merger. Additionally, we will pay all of the expenses related to the merger. We estimate that these expenses will be as follows:

Legal fees	$75,000
Financial advisory fees	15,000
Printing and mailing costs	20,000
Accounting fees	10,000

Total	$120,000

We intend to use existing cash generated from our operations to pay for the shares to be cashed out and the expenses related to the merger. Although it is not anticipated that we will need funds in excess of cash on hand to finance the merger, if additional funds are required it is likely such funds will be borrowed from one of Guaranty’s correspondent banks.

Conditions to the Completion of the Merger

The obligations of Guaranty and the merger subsidiary to complete the merger are subject to the satisfaction or waiver of all of the following conditions:

•	approval of the merger agreement by the holders of a majority of the outstanding shares of our common stock;

•	all of the representations and warranties made in the merger agreement must be true and correct in all material respects as of the effective time of the merger;

•	absence of pending or threatened litigation regarding the merger; and

•	the aggregate number of the shares to be cashed out in the merger, plus the number of shares held by shareholders who delivered their notice to exercise their rights to dissent from the merger pursuant to the provisions of the TBCA, does not exceed 100,000 shares.

The merger is not contingent on shareholder approval of the amendment. Therefore, if shareholders approve the merger agreement, Guaranty and the merger subsidiary will proceed with the completion of the merger, regardless of whether the shareholders approve the amendment.

Termination of Merger Agreement

The merger agreement may be terminated by either Guaranty or the merger subsidiary at any time prior to the effective time of the merger.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

Dissenters’ Rights of Appraisal

The following section of this proxy statement describes material aspects of the law pertaining to dissenters’ rights under Texas law. If you are a shareholder of Guaranty and you wish to dissent from the merger and receive the fair value in cash of your shares of Guaranty common stock instead of receiving the merger consideration, you should carefully read the following discussion, review the full text of the applicable law relating to dissenters’ rights which is attached to this proxy statement as Appendix D, and consult with your legal counsel before electing or attempting to exercise these rights.

If you hold one or more shares of Guaranty common stock, you are entitled to dissenters’ rights under Texas law. This means that if you properly dissent from the merger of merger subsidiary with and into Guaranty pursuant to the merger agreement, you will receive an amount in cash representing the fair value of the shares of Guaranty common stock that you hold. This value may be more or less than the value of the merger consideration that you would otherwise receive pursuant to the merger agreement. The availability of your right to dissent from the merger and obtain the fair value of your shares of Guaranty common stock is conditioned upon compliance with a complicated procedure that is set forth in Articles 5.11, 5.12 and 5.13 of the TBCA, which are referred to in the following discussion as the dissent provisions. The following discussion is only a summary of the dissent provisions. A copy of the full text of Articles 5.11, 5.12 and 5.13 is attached at Appendix D to this proxy statement. You will lose your dissenters’ rights in the merger if you do not properly comply with the procedures set forth in the dissent provisions.

How to Exercise and Perfect Your Right to Dissent

To be eligible to exercise your right to dissent from the merger:

•	you must, prior to the special meeting, provide Guaranty with a written objection to the merger that states that you intend to exercise your right to dissent if the merger agreement is approved and the merger is completed and that provides an address to which Guaranty may send a notice if the merger is completed; and

•	you must not vote your shares of Guaranty common stock in favor of the merger agreement.

If you intend to dissent from the merger, you should send the notice to:

Guaranty Bancshares, Inc.

100 W. Arkansas

Mt. Pleasant, Texas 75455

Attention: Clifton A. Payne

If you vote your shares of Guaranty common stock at the special meeting to approve the merger agreement, you will lose your right to dissent from the merger. Instead, you will receive the cash-out price of $24.00 per share if you own fewer than 600 shares of Guaranty common stock or you will retain your shares if you own 600 or more shares of Guaranty common stock. If you comply with the two items above and the merger is completed, Guaranty will send you a written notice advising you that the merger has been completed. Guaranty must deliver this notice to you within ten days after the merger is completed.

If you wish to receive the fair value of your shares of Guaranty common stock in cash, you must, within ten days of the date the notice was delivered or mailed to you by Guaranty, send a written demand to Guaranty for payment of the fair value of your shares of Guaranty common stock. The fair value of your shares of Guaranty common stock will be the value of the shares on the day immediately preceding the Guaranty special meeting, excluding any appreciation or depreciation in anticipation of the merger. Your written demand and any notice should be sent to Guaranty at the address set forth above.

Your Demand for Payment

Your written demand must state how many shares of Guaranty common stock you own and your estimate of the fair value of your shares of Guaranty common stock. If you fail to send this written demand to Guaranty within ten days of Guaranty’s delivery of your notice, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of Guaranty common stock. Instead, you will receive the merger consideration as described in the merger agreement if you own fewer than 600 shares of Guaranty common stock or you will retain your shares if you own 600 or more shares of Guaranty common stock. You must also, within 20 days of making a demand for payment, submit the stock certificates representing your shares of Guaranty common stock to Guaranty. Guaranty will make a notation on your stock certificates indicating that a demand for payment has been made and may return the share certificates to you. If you fail to submit your stock certificates to Guaranty for notation, Guaranty may, at its option, terminate your right to receive a cash payment for your shares, unless a court otherwise directs Guaranty.

Guaranty’s Actions Upon Receipt of Your Demand for Payment

Within 20 days after Guaranty receives your demand for payment and your estimate of the fair value of your shares of Guaranty common stock, Guaranty must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.

If Guaranty accepts your estimate, Guaranty will notify you that it will pay the amount of your estimated fair value within 90 days of the merger being completed. Guaranty will make this payment to you only if you have surrendered the share certificates representing your shares of Guaranty common stock, duly endorsed for transfer, to Guaranty.

If Guaranty does not accept your estimate, Guaranty will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within 90 days of the merger being completed, which you may accept within 60 days or decline.

Payment of the Fair Value of Your Shares of Guaranty Common Stock Upon Agreement of an Estimate

If you and Guaranty have reached an agreement on the fair value of your shares of Guaranty common stock within 60 days after the merger is completed, Guaranty must pay you the agreed amount. The payment must be made by Guaranty within 90 days after the merger is completed, provided that you have surrendered the share certificates representing your shares of Guaranty common stock, duly endorsed for transfer, to Guaranty.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled

If you and Guaranty have not reached an agreement as to the fair market value of your shares of Guaranty common stock within 60 days after the merger is completed, you or Guaranty may, with 60 days after the expiration of the 60-day period, commence proceedings in Titus County, Texas, asking the court to determine the fair value of your shares of Guaranty common stock. The court will determine if you have complied with the dissent provisions and if you have become entitled to a valuation of and payment for your shares of Guaranty common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares. The appraisers will determine the fair value of your shares and will report this value to the court. The court will consider the report, and both you and Guaranty may address the court about the report. The court will determine the fair value of your shares and direct Guaranty to pay that amount, plus interest, which will begin to accrue 91 days after the merger is completed.

Rights as a Shareholder

If you have made a written demand on Guaranty for payment of the fair value of your shares of Guaranty common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder except the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares or money damages with respect to the merger.

Withdrawal of Demand

If you have made a written demand on Guaranty for payment of the fair value of your Guaranty common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and your status as a shareholder will be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.

Income Tax Consequences

See “Special Factors—Material U.S. Federal Income Tax Consequences” on page 31 for a discussion on the federal income tax consequences if you elect to dissent from the merger.

PROPOSAL II: APPROVAL OF THE AMENDMENT TO

ARTICLES OF INCORPORATION

Our Board of Directors has unanimously approved, and recommends that shareholders vote for the proposal to approve the amendment to our Articles of Incorporation. The following discussion summarizes the change to our existing Articles of Incorporation that would be affected by the approval of the amendment. This summary is qualified in its entirety by reference to the text of proposed new Article XVI, which is included as Appendix B to this proxy statement.

Under the provisions of the Exchange Act, if, after the merger, the number of our shareholders of record did increase to 300 or greater and remained at that level as of December 31 of any calendar year, then we would be required to resume our reporting obligations under the Exchange Act. Accordingly, the Board approved the amendment to help us control any potential increases in the number of our record shareholders by granting us a right of first refusal with respect to certain transfers of our common stock and enable us to delay or avoid Guaranty again becoming subject to the reporting requirements under the Exchange Act. If the amendment is approved, Guaranty will have right, but not the obligation, to purchase the shares of common stock that a shareholder would like to transfer, whether by sale, gift or otherwise as described below, if that transfer would result in an increase in the number of our record shareholders.

As a result of the amendment, a Guaranty shareholder that wants to transfer any common stock must give us a period of thirty (30) days in which to purchase the shares. The purchase price we will pay for the shares shall be no less than the per share price established by periodic independent third party appraisals of our common stock that we intend to obtain following the merger for purposes of our Employee Stock Ownership Plan. If we do not exercise our purchase right, the shareholder may proceed with the transfer of the shares.

For purposes of the amendment, a “transfer” is defined as any type of disposition of shares that would result in an increase in the number of record holders of our shares of common stock, including a sale, gift, transfer incident to divorce, transfer to legatees, heirs or trustees of a trust as the result of the death of the record holder, transfer incident to a guardian or probate proceeding or transfer resulting from the liquidation or sale of a partnership, corporation or other business entity. Consequently, the proposed amendment would not limit transfers to or among “street name” accounts, as shares held for beneficial owners by banks or brokers are typically held of record by a depository nominee which is the record holder. These types of transfers generally do not result in an increase in the number of record holders of the shares. In accordance with Texas law, the restriction imposed by the amendment would not be binding with respect to shares issued before shareholder approval of the amendment unless the shareholder voted for approval of the amendment.

The amendment, if approved by shareholders, combined with the absence of an established trading market and a smaller shareholder base following completion of the merger, may restrict your ability to transfer your shares of common stock after the merger.

The proposal to approve the amendment is contingent on shareholder approval of the merger agreement and the completion of the merger. As a result, the amendment will not become effective unless the merger agreement is approved and the merger is consummated, even if shareholders approve the amendment. However, the merger is not contingent on shareholder approval of the amendment.

If the amendment is approved and becomes effective, and you are the holder of 600 or more shares of our common stock and you voted in favor of the amendment, we will ask that you surrender your stock certificate(s) representing your shares to receive a new stock certificate(s) which will include information regarding the transfer restriction. After completion of the merger, we will send you a Letter of Transmittal with instructions for exchanging your stock certificate(s).

Regardless of whether the amendment is approved, because shares of Guaranty common stock will no longer be quoted on the Nasdaq Stock Market or any other established securities market following the merger, any shares distributed by Guaranty’s 401(k) plan will be subject to a right of refusal under the terms of the 401(k)

plan. This right of first refusal provides that prior to any subsequent transfer, the Guaranty common stock must first be offered in writing to Guaranty, and if then refused by Guaranty, to the 401(k) plan trustee at the fair market value as determined by the independent appraisals.

Our Board of Directors believes that the amendment is in the best interest of Guaranty and our shareholders because it would slow the growth in the number of shareholders in the future, and thus enable Guaranty to avoid or delay the need to again become subject to the reporting requirements of the Exchange Act.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION.

INFORMATION ABOUT GUARANTY AND ITS AFFILIATES

Directors and Executive Officers of Guaranty

The following table sets forth certain information with respect to our directors and executive officers as of                     , 2005. The Board of Directors is divided into three classes with each class to be nearly equal in number as possible. Each class of directors serves for a period of three years and the classes have staggered terms so that the terms of approximately one-third of the directors end at each annual meeting of shareholders or until their successors are elected and qualified. Executive officers serve at the pleasure of our Board of Directors. None of the directors currently serves as a director of any other company with a class of securities registered pursuant to Section 12 of the Exchange Act. The business address and phone number of each of the directors and executive officers listed below is c/o Guaranty Bancshares, Inc., 100 W. Arkansas, Mt. Pleasant, Texas 75455.

Name	Positions with Guaranty and the Bank	Age
Tyson T. Abston	Class III Director and President of Guaranty; Director and President of the Bank	39
Martin Bell	Executive Vice President and Director of the Bank	43
Johnny O. Conroy	Class II Director of Guaranty; Director of the Bank	59
Jonice Crane	Class I Director of Guaranty; Director of the Bank;	79
C. A. Hinton, Sr.	Class II Director of Guaranty; Director of the Bank	82
Carl Johnson, Jr.	Class I Director of Guaranty; Director of the Bank	49
Kirk Lee	Class I Director and Sr. Vice President of Guaranty; Director and Executive Vice President of the Bank	43
Weldon Miller	Class III Director of Guaranty; Director of the Bank	70
Clifton A. Payne	Class I Director, Sr. Vice President and Chief Financial Officer of Guaranty; Director, Executive Vice President and Chief Financial Officer of the Bank	47
Bill Priefert	Class III Director of Guaranty; Director of the Bank	57
Arthur B. Scharlach, Jr.	Class II Director, Chairman of the Board and Chief Executive Officer of Guaranty; Director, Chairman Of the Board and Chief Executive Officer of the Bank	66
Gene Watson	Class II Director of Guaranty; Director of the Bank	69

Tyson T. Abston. Mr. Abston joined the Bank as Senior Vice President in 1997 after serving five years as Executive Vice President of a Northeast Texas bank. He became President of the Texarkana location in 1997 and then in 1999 transferred to Mt. Pleasant and was elected as Executive Vice President of the Bank. Mr. Abston has served as a director of the Bank since 1999 and a director of Guaranty since 2002. In 2002, Mr. Abston was elected President of the Bank and Senior Vice President of Guaranty. In 2004, Mr. Abston was elected President of the Company.

Martin Bell. Mr. Bell joined the Bank in 2000 and served as the President of the Sulphur Springs location. In January 2005, he was elected Executive Vice President of the Bank and is administratively in charge of the mortgage division and location presidents. Mr. Bell was also appointed to the Bank’s Board of Directors in January 2005.

Johnny O. Conroy. Mr. Conroy was appointed a director of the Company in May 2004 and has served as a director of the Bank since 2003. Mr. Conroy has been the Vice President of Conroy Tractor, Inc. for more than the past five years. Mr. Conroy serves on the Compensation and Nominating Committees.

Jonice Crane. Ms. Crane joined the Bank in 1943 and had 53 years of continuous service until her retirement as an officer of the Bank in 1996. She served as an Executive Vice President of the Bank from 1971 to 1996 and has served as a director of the Bank since 1971 and a director of Guaranty since its inception in 1980. Ms. Crane serves on the Compensation and Nominating Committees.

C.A. Hinton, Sr. Mr. Hinton has served as a director of the Bank since 1960 and as a director of Guaranty since its inception in 1980. Mr. Hinton has been the Chairman of Hinton Production Company in Mt. Pleasant, Texas for more than the past five years. Mr. Hinton serves on the Compensation and Nominating Committees.

Carl Johnson, Jr. Mr. Johnson was appointed a director of Guaranty in 2003 and has served as a director of the Bank since 1991. Mr. Johnson is a Certified Public Accountant and has been a partner of Baker & Johnson, PC for more than the past five years. Mr. Johnson serves on the Audit Committee.

Kirk Lee. Mr. Lee joined the Bank in 1992 and served as the President of the Paris location until 2002. In January 2002, he was elected Executive Vice President of the Bank and is now in charge of credit administration. Mr. Lee was also appointed to the Bank’s Board of Directors in 2002. In January 2005, Mr. Lee was appointed by the board of directors, upon the recommendation of the Nominating Committee, to serve as a Class I director of Guaranty.

Weldon Miller. Mr. Miller has served as a director of Guaranty in 1980 and has served as a director of the Bank since 1969. Mr. Miller has been the President of Everybody’s Furniture Company in Mt. Pleasant, Texas for more than the past five years. Mr. Miller serves on the Audit, Compensation and Nominating Committees.

Clifton A. Payne. Mr. Payne joined the Bank in 1984 after four years in private practice with a certified public accounting firm. He became a Vice President of the Bank in 1986 and was elected an Executive Vice President in 1996 and Chief Financial Officer in 1998. In 1995, Mr. Payne was elected to the Board of Directors of Guaranty and the Bank. Mr. Payne is also Senior Vice President and Chief Financial Officer.

Bill Priefert. Mr. Priefert has served as a director of the Bank since 1983 and a director of Guaranty since 2002. Mr. Priefert has been President of Priefert Manufacturing, Inc. in Mt. Pleasant, Texas for more than the past five years.

Arthur B. Scharlach, Jr. Mr. Scharlach is Chairman of the Board and Chief Executive Officer of Guaranty and Chairman of the Board and Chief Executive Officer of the Bank. He joined the Bank in 1970 as a Vice President and Loan Officer and was elected to the Bank’s Board of Directors in 1971. He was elected a Senior Vice President of the Bank in 1974, President in 1979, Chief Operating Officer in 1983 and Chief Executive Officer in 1989. In 2002 he was elected to Chairman and Chief Executive Officer of the Bank. He has served as a director of Guaranty since its inception and as President since 1992 and in 2002 was elected Chief Executive Officer. In 2004, he was elected Chairman of the Board of Guaranty.

Gene Watson. Mr. Watson has served as a director of the Bank since 1999 and a director of Guaranty since 2002. He had been the Chairman and a director of First American Financial Corporation since 1981, which was acquired by Guaranty in September 1999. Mr. Watson retired from Watson Company Realtors in Sulphur Springs, Texas in 1999. Mr. Watson serves on the Audit, Compensation and Nominating Committees.

Market for Common Stock and Dividends

The Guaranty common stock began trading on May 21, 1998 and is quoted on the National Market System of the Nasdaq Stock Market under the symbol “GNTY”. Prior to that date, Guaranty common stock was privately held and not listed on any public exchange or actively traded. Guaranty had a total of 2,826,012 shares outstanding at May 25, 2005. As of May 25, 2005, there were 430 registered shareholders of record.

The following table presents the high and low sales prices of our common stock reported by Nasdaq by quarter during the periods indicated:

Quarter	High		Low
2005
Third quarter (through , 2005)	$		$
Second quarter		23.38		17.50
First quarter		22.78		20.59

2004
Fourth quarter		22.83		20.44
Third quarter		24.00		17.05
Second quarter		20.65		19.00
First quarter		22.10		20.00

2003
Fourth quarter		22.00		17.78
Third quarter		18.15		16.40
Second quarter		16.59		14.90
First quarter		16.40		15.64

Holders of Guaranty common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefore. While we have declared dividends on our common stock since 1980, and paid semi-annual dividends aggregating $0.40 per share per annum in 2004, there is no assurance that we will continue to pay dividends in the future. However, we expect that because of the projected cost savings, the merger will have no adverse effect on our ability to pay cash dividends in the near future.

The principal source of cash revenues to Guaranty is dividends paid by the Bank with respect to the Bank’s capital stock. There are certain restrictions on the payment of such dividends imposed by federal and state banking laws, regulations and authorities.

The cash dividends we paid per share by quarter for the periods indicated were as follows:

	2005		2004	2003
Fourth quarter	$	N/A	$0.20	$0.20
Third quarter		N/A	—	—
Second quarter		0.21	0.20	0.17
First quarter		—	—	—

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of Guaranty common stock as of May 25, 2005, by all (1) directors, (2) named executive officers, (3) each person who is known by Guaranty to own beneficially 5% or more of our common stock and (4) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Guaranty believes that each person has sole voting and dispositive power over the shares indicated as owned by such person.

Information relating to beneficial ownership of the common stock set forth below is based upon “beneficial ownership” concepts set forth in rules of the SEC under Section 13(d) of the Exchange Act. Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes spouses, minor children and other relatives residing in the same household, and trusts, partnerships or corporations which are affiliated with the shareholder.

			Percentage Beneficially Owned
Name	Number of Shares		Before (1)	After (2)
Principal Shareholders:
Guaranty Bancshares, Inc. Employee Stock Ownership Plan (with 401(k) provisions)	512,690	(3)	18.14%	18.55%
Estate of Bill G. Jones	251,447	(4)	8.90	9.10

Directors and Executive Officers:
Tyson T. Abston	28,704	(5)	1.01	1.03
Martin Bell	10,581	(6)	*	*
Johnny O. Conroy	63,675		2.25	2.30
Jonice Crane	97,692	(7)	3.46	3.53
C. A. Hinton, Sr	179,676	(8)	6.36	6.50
Carl Johnson, Jr.	11,666		*	*
Kirk Lee.	38,035	(9)	1.34	1.37
Weldon Miller	225,172	(10)	7.97	8.15
Clifton A. Payne	47,915	(11)	1.69	1.73
Bill Priefert	54,388	(12)	1.92	1.97
Arthur B. Scharlach, Jr.	156,430	(13)	5.50	5.62
Gene Watson.	49,280		1.74	1.78
Directors and executive officers as a group (12 persons)	963,214		33.39%	34.12%

*	Indicates ownership which does not exceed 1.0%.
(1)	The percentage beneficially owned was calculated based on 2,826,012 shares of common stock issued and outstanding as of May 25, 2005. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of common stock held by such shareholder or group and exercisable within 60 days.
(2)	The percentage beneficially owned was calculated based on 2,764,263 shares of common stock issued and outstanding and assumes that 61,749 shares will be cashed out in the merger. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of common stock held by such shareholder or group and exercisable within 60 days.

(3)	Clifton A. Payne, Carl Johnson, Kirk Lee, Weldon Miller and Richard Perryman are currently the trustees of our 401(k) Plan. The shares of our common stock held by the 401(k) Plan are currently voted by the trustees except in the event of a corporate merger or consolidation, or a similar transaction, in which case the participants may direct the trustees as to the voting of the shares that are allocated to their 401(k) Plan account. The 401(k) Plan trustees have sole voting power over shares of common stock for which they have received no voting instructions from the participant. A total of 157,927 shares held by Guaranty’s 401(k) Plan for the benefit of the directors and executive officers are also included in the number of shares reported in this table to be owned by each director or executive officer in his individual capacity.
(4)	Includes 22,827 shares held of record by the Bill G. Jones IRA Rollover, 161 shares held of record by Mr. Jones’ wife’s IRA and 16,253 shares held of record by Guaranty’s 401(k) Plan, over which the Estate of Mr. Jones has investment control.
(5)	Includes 6,000 shares held of record by the Tyson Abston IRA, 10,704 shares held of record by the Company’s 401(k) Plan, over which Mr. Abston has investment control and 12,000 shares which may be acquired pursuant to the exercise of fully vested stock options.
(6)	Includes 3,881 shares held of record by Guaranty’s 401(k) Plan, over which Mr. Bell has investment control, and 6,600 shares which may be acquired pursuant to the exercise of fully vested stock options.
(7)	Includes 3,500 shares held of record by the Jonice Crane IRA and 1,715 shares held of record by Ms. Crane’s husband.
(8)	Includes 2,884 shares held of record by the Charles A. Hinton IRA.
(9)	Includes 1,880 shares held of record by the Kirk Lee IRA, 24,263 shares held of record by Guaranty’s 401(k) Plan, over which Mr. Lee has investment control, and 9,100 shares which may be acquired pursuant to the exercise of fully vested stock options.
(10)	Includes 8,463 shares held of record by Everybody’s Furniture Company, of which Mr. Miller is the President, 38,957 shares held of record by the Everybody’s Furniture Company Profit Sharing Plan & Trust of which Mr. Miller is the trustee, 865 shares held of record by the Weldon Miller IRA and 865 shares of held of record by Mr. Miller’s wife’s IRA.
(11)	Includes 30,928 shares held of record by Guaranty’s 401(k) Plan, over which Mr. Payne has investment control, and 11,200 shares which may be acquired pursuant to the exercise of fully vested stock options.
(12)	Includes 44,441 shares held of record by the Priefert Retirement Trust, of which Mr. Priefert is the trustee.
(13)	Includes 10,338 shares held of record by the Arthur B. Scharlach, Jr. IRA, 34,041 shares held of record by Mr. Scharlach’s wife, 71,898 shares held of record by Guaranty’s 401(k) Plan, over which Mr. Scharlach has investment control, and 20,000 shares which may be acquired pursuant to the exercise of fully vested stock options.

Guaranty Common Stock Purchase and Sale Information

Purchases by Guaranty of Guaranty Common Stock During the Past Two Years. During the last two years, we purchased shares of our common stock as set forth in the table below in the open market or in privately negotiated transactions. We did not purchase any shares in the first or second quarters of 2004 or the third or fourth quarters of 2003.

Period	Number of Shares		Price Range Paid Per Share	Average Price Paid Per Share
Second quarter 2005	102,177	(1)	$20.00 – 22.40	$21.50
First quarter 2005	952		$21.70	21.70
Fourth quarter 2004	—		—	—
Third quarter 2004	11,451		19.50 – 19.75	19.61

(1)	Includes the purchase of 100,000 shares of our common stock at $21.50 per share (the closing price of our common stock on the Nasdaq Stock Market on the day immediately prior to the repurchase) from the Estate of Bill G. Jones, a former director and Chairman of the Board of Guaranty. The shares were repurchased, in part, with proceeds from key man life insurance established for this purpose.

Purchases and Sales by the Executive Officers, Directors and Control Persons of Guaranty Common Stock. The following table shows all transactions in Guaranty common stock for which consideration was paid involving Guaranty and its executive officers, directors and affiliates during the past two years or since becoming an affiliate, whichever is later. Unless otherwise indicated, each transaction listed was made on the open market.

Name	Date	Number of Shares	Price Per Share	Purchase/Sale
Tyson T. Abston	1/11/05	1,035	$21.80	Sale
Arthur B. Scharlach, Jr.	8/18/04	3,500	19.75	Sale
Arthur B. Scharlach, Jr.	7/08/04	5,000	19.75	Sale
Arthur B. Scharlach, Jr.	6/21/04	1,500	20.10	Sale
Arthur B. Scharlach, Jr.	6/08/04	10,000	20.65	Sale
D. R. Zachry	12/26/03	8,000	20.50	Sale
Tyson T. Abston	10/28/03	150	19.70	Purchase

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors and management of Guaranty know of no other business to be presented for consideration at the special meeting. However, if other matters do properly come before the special meeting or any adjournment or postponement thereof, unless otherwise instructed, it is intended that the persons named in the proxy card will act in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy, at the prescribed rates, this information at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, including Guaranty, who file electronically with the SEC. The address of that site is www.sec.gov.

Guaranty, the merger subsidiary and the Filing Persons have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in respect of the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC’s website.

The SEC allows Guaranty to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be a part of this document.

This document incorporates by reference the documents listed below that have previously been filed with the SEC, which contain important information about Guaranty:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005; and

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

We will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by writing to Kim Shumate at the following address: Guaranty Bancshares, Inc., 100 W. Arkansas, Mt. Pleasant, Texas 75455, telephone number (903) 572-9881.

Appendix A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), made and effective as of June 13, 2005, is entered into by and between GUARANTY BANCSHARES, INC. (the “Company”), a Texas corporation and GB FACILITATION, INC. (“Newco”), a Texas corporation.

W I T N E S S E T H:

WHEREAS, the Company is a business corporation duly incorporated and validly existing under the laws of the State of Texas, with authorized capital stock consisting of (i) 50,000,000 shares of common stock, $1.00 par value per share (“Common Stock”), of which 3,252,016 shares are issued and 2,826,012 shares are outstanding as of the date hereof and (ii) 15,000,000 shares of preferred stock, $5.00 par value per share, none of which are issued and outstanding as of the date hereof; and

WHEREAS, Newco is a corporation duly organized and validly existing under the laws of the State of Texas, with authorized capital stock consisting of 1,000 shares of common stock, $1.00 par value per share (“Newco Stock”), of which 1,000 shares are issued and outstanding; and

WHEREAS, the Company and Newco believe that the merger of Newco with and into the Company in the manner provided by, and subject to the terms and conditions set forth in, this Agreement is desirable and in the best interests of their respective shareholders; and

WHEREAS, the respective Boards of Directors of the Company and Newco have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below:

I. THE MERGER

Section 1.1 Merger.    Upon the terms and subject to the conditions set forth in this Agreement, Newco shall be merged with and into the Company (the “Merger”), with the Company as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation” when reference is made to it after the Effective Time (as defined in Article VIII hereof) of the Merger), pursuant to the provisions of, and with the effect provided in Article 5 of the Texas Business Corporation Act (“TBCA”). The name of the surviving corporation shall be “Guaranty Bancshares, Inc.”, and the business of the Surviving Corporation shall be that of a bank holding company.

Section 1.2 Effect of Merger.    At the Effective Time of the Merger, the corporate existence of the Company and Newco shall, as provided in the provisions of law heretofore mentioned, be merged and continued in Surviving Corporation, and Surviving Corporation shall be deemed to be a continuation in entity and identity of the Company and Newco. All rights, franchises and interests of the Company and Newco, respectively, in and to any type of property and choices in action shall be transferred to and vested in Surviving Corporation by virtue of such Merger without any deed or other transfer. Surviving Corporation, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by the Company and Newco, respectively, as of the Effective Time. The Merger shall have all other effects set forth in Article 5.06 of the TBCA.

Section 1.3 Liabilities of Surviving Corporation.    At the Effective Time, Surviving Corporation shall be liable for all liabilities of the Company and Newco. All deposits, debts, liabilities, obligations and contracts of the Company and of Newco, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the Company or Newco, as the case may be, shall be those of Surviving Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Newco shall be preserved unimpaired subsequent to the Merger.

Section 1.4 Conveyance.    All assets of Newco and the Company as they exist at the Effective Time of the Merger shall pass to, and vest in, the Surviving Corporation without any conveyance or other transfer. The Surviving Corporation shall be responsible for all the liabilities of every kind and description of each of the Company and Newco existing as of the Effective Time of the Merger.

Section 1.5 Board of Directors and Officers; Articles of Incorporation; Bylaws.    At the Effective Time and until thereafter changed in accordance with applicable law or the Articles of Incorporation or Bylaws of the Surviving Corporation, the members of the Board of Directors and officers of the Company shall become the Board of Directors and officers of the Surviving Corporation. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of the Company as in effect as of the Effective Time. Until altered, amended or repealed as provided therein and in the Articles of Incorporation, the Bylaws of the Surviving Corporation shall be the Bylaws of the Company as in effect as of the Effective Time.

II. MERGER CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1 Merger Consideration.    At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof,

(a) all outstanding shares of Common Stock, whether Record Shares (as hereinafter defined) or Street Shares (as hereinafter defined), held by a Holder (as hereinafter defined) holding fewer than 600 shares of Common Stock immediately prior to the Effective Time (such shareholders are referred to herein as “Cash-Out Shareholders”) shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive, upon the surrender of the certificate representing such shares, cash equal to $24.00 per share of Common Stock without interest thereon, (the “Merger Consideration”) other than Dissenting Shares (as defined in Section 2.2 hereof); provided, however, that the Company may presume that all Street Shares (as hereinafter defined) are held by Holders holding fewer than 600 shares of Common Stock immediately prior to the Effective Time unless the Company or a beneficial owner of Street Shares is able to demonstrate to the Company’s satisfaction that such shares are held beneficially by a Holder holding 600 or more shares of Common Stock immediately prior to the Effective Time, in which event such shares of Common Stock shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;

(b) all outstanding shares of Common Stock other than those described in paragraph (a) above as being converted into the right to receive the Merger Consideration shall remain outstanding with all rights, privileges, and powers existing immediately prior to the Effective Time; and

(c) the outstanding shares of Newco Stock shall, without any action on the part of the holder thereof, be canceled.

Except as provided in Section 2.2, in no event shall any Holder holding, of record or beneficially, immediately prior to the Effective Time 600 or more shares of Common Stock (including any combination of

Record Shares and Street Shares) in the aggregate be entitled to receive any Merger Consideration with respect to the shares of Common Stock so held. It shall be a condition precedent to the right of any Holder to receive the Merger Consideration, if any, payable with respect to the shares of Common Stock held by such Holder that such Holder certify to the Company in the letter of transmittal delivered by the Company as described in Section 2.2 that such Holder held, of record and beneficially, immediately prior to the Effective Time fewer than 600 shares of Common Stock (including any combination of Record Shares and Street Shares) in the aggregate.

For purposes hereof,

(1) the term “Record Shares” shall mean shares of Common Stock other than Street Shares and any Record Share shall be deemed to be held by the registered Holder thereof as reflected on the books of the Company;

(2) the term “Street Shares” shall mean shares of Common Stock held of record in street name, and any Street Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof;

(3) the term “Holder” shall mean (i) any record holder or holders of Record Shares who would be deemed, under Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single “person” for purposes of determining the number of record shareholders of the Company, and (ii) any other person or persons who would be deemed to be a “Holder” under clause (i) above if the shares of Common Stock such person holds beneficially in street name were held of record by such person or persons; and

(4) the term “Cash-Out Shares” shall mean any shares of Common Stock that are converted into the right to receive the Merger Consideration pursuant to this Section 2.1.

The Company (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any shareholder(s) or otherwise, as it may deem appropriate for purposes of this Section 2.1 and (ii) resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Section 2.1, including, without limitation, any questions as to the number of shares of Common Stock held by any Holder immediately prior to the Effective Time. All determinations by the Company under this Section 2.1 shall be final and binding on all parties, and no person or entity shall have any recourse against the Company or any other person or entity with respect thereto.

For purposes of this Section 2.1, the Company may in its sole discretion, but shall not have any obligation to do so, (i) presume that any shares of Common Stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and (ii) aggregate the shares of Common Stock held (whether of record or beneficially) by any person or persons that the Company determines to constitute a single Holder for purposes of determining the number of shares of Common Stock held by such Holder.

Section 2.2 Dissenting Shares.    Each share of Common Stock issued and outstanding immediately prior to the Effective Time, the Holder of which has not voted in favor of the Merger and who has delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the TBCA, is referred to herein as a “Dissenting Share.” Dissenting Shares owned by each holder thereof who has not Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.1 hereof unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the TBCA. If any such Holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such Holder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.

Section 2.3 Exchange of Shares.

(a) The Company shall deposit or cause to be deposited in trust on behalf of Computershare Trust Company (the “Exchange Agent”) cash in an aggregate amount necessary to pay the Merger Consideration to Cash-Out Shareholders and to make appropriate cash payments to Holders of Dissenting Shares pursuant to Section 2.2 hereof, if any, (such amounts being hereinafter referred to as (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(b) As soon as practicable after the Effective Time, the Company shall use its best efforts to cause the Exchange Agent to mail to each record holder of an outstanding certificate which represents Cash-Out Shares (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. At and after the Closing (as defined in Section 7.1) and upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash provided in Section 2.1 hereof and such Certificate shall forthwith be canceled. Payment with respect to Cash-Out Shares will be made as soon as practicable after the Exchange Agent’s receipt of the Certificates and a properly completed letter of transmittal. No interest will be paid or accrued on the Merger Consideration payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.3, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon

(c) If payment of cash is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or established to the satisfaction of the Company that such tax has been paid or is not applicable.

(d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for six months after the Exchange Agent mails the letter of transmittal pursuant to Section 2.2 hereof shall be returned to the Company upon demand, and the holders of shares of Common Stock who have not theretofore complied with the exchange procedures in this Section 2.3 shall look to the Company only, and not the Exchange Agent, for the payment of any of the Merger Consideration in respect of such shares.

(e) None of the Company, Newco, the Exchange Agent or any other person shall be liable to any former holder of shares of Common Stock for any cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company or the Exchange Agent, the posting by such person of a bond in such amount as the Company or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Newco as follows:

Section 3.1 Organization.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. The Company has full corporate power to own its properties, to carry on its business as now being, and presently contemplated to be, conducted.

Section 3.2 Capitalization.    The authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock, of which 3,252,016 shares are issued and 2,826,012 shares are outstanding as of the date of this Agreement and (ii) 15,000,000 shares of preferred stock, $5.00 par value, none of which are issued and outstanding as of the date of this Agreement.

Section 3.3 Authority; Approvals.    The Company has full corporate power and authority to execute and deliver this Agreement and has full legal capacity, power and authority to perform its obligations hereunder. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby, subject to the approval by the shareholders of the Company as required by law. This Agreement has been duly executed and delivered by the Company and when executed by Newco, will be a binding agreement of the Company enforceable against the Company in accordance with its terms.

Section 3.4 No Conflict With Other Instruments.    Subject to the receipt of all required regulatory approvals and compliance with all applicable federal and state securities laws, the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby will not violate any provision of, or constitute a default under any order, writ, injunction or decree of any court or other governmental agency, or any material contract, agreement or instrument to which the Company is a party or by which it is bound, or constitute an event which with the lapse of time or action by a third party could result in any default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of the Company or upon shares of Common Stock.

IV. REPRESENTATIONS AND WARRANTIES OF NEWCO

Newco hereby represents and warrants to the Company as follows:

Section 4.1 Organization.    Newco is a Texas corporation duly organized, validly existing and in good standing under the laws of Texas, and has full corporate power and authority to own its properties, to engage in the business and activities now conducted by it.

Section 4.2 Capitalization.    The authorized capital stock of Newco consists of 1,000 shares of common stock, $1.00 par value per share, all of which are issued and outstanding. All such shares are validly issued, fully paid, and nonassessable. There are no existing options, warrants, calls or commitments of any kind obligating Newco to issue any of its authorized and unissued capital stock.

Section 4.3 Subsidiaries or Affiliates.    Newco does not own of record or beneficially, and is not obligated to acquire, any capital stock, other equity securities, debt securities or other interest of or in any corporation, government or other entity. Between the date hereof and the Effective Time, Newco will not create or acquire any subsidiaries without the prior written consent of the Company.

Section 4.4 Authority; Approvals.    Newco has full corporate power and authority to execute and deliver this Agreement and has full legal capacity, power and authority to perform its obligations hereunder. The Board of Directors of Newco has approved this Agreement and the transactions contemplated hereby, subject to the approval thereof by the shareholders of the Newco as required by law. This Agreement has been duly executed and delivered by Newco and when executed by the Company, will be a binding agreement of Newco enforceable against it in accordance with its terms.

V. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

The obligation of the Company to effect the Merger shall be subject to the satisfaction on or before the Closing Date all of the following conditions, except as the Company may waive such conditions in writing:

Section 5.1 Litigation.    On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, recession, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action or other proceedings.

Section 5.2 Representations and Warranties.    All representations and warranties of Newco contained in this Agreement, other than any representations and warranties as to future events, shall be true and correct in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and Newco shall have performed all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 5.3 Shareholder Approval.    The shareholders of each of the Company and Newco shall have voted affirmatively to approve this Agreement by the requisite vote.

Section 5.4 Dissenting and Cash-Out Shares.    The aggregate number shares held by Cash-Out Shareholders and shares of Common Stock held by shareholders of the Company who have delivered to the Company notice of their intent to exercise their dissenters’ rights with respect to the Merger shall not exceed 100,000.

VI. CONDITIONS TO THE OBLIGATIONS OF NEWCO

The obligation of Newco to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the Merger of the following conditions:

Section 6.1 Litigation.    On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, recission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action or other proceeding.

Section 6.2 Representations and Warranties.    All representations and warranties of the Company contained in this Agreement, other than any representations and warranties as to future events, shall be true and correct in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and the Company shall have performed all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 6.3 Shareholder Approval.    The shareholders of each of the Company and Newco shall have voted affirmatively to approve this Agreement by the requisite vote.

VII. EXPENSES

Costs and expenses relating to the negotiation and drafting of this Agreement and the consummation of the transactions contemplated hereby shall be borne and paid by the Company.

VIII. CLOSING DATE AND EFFECTIVE TIME

The closing of this Agreement and the transactions contemplated hereby shall be held on the Closing Date (as defined in this Article VIII) at such time and place as the parties hereto may mutually agree upon. The “Closing Date” shall be such date as the Presidents of each of the Company and Newco, respectively, may agree upon. Subject to the terms and upon satisfaction on or before the Closing Date of all requirements of law and conditions specified in this Agreement, the Company and Newco shall, at the Closing Date, execute, acknowledge and deliver such other documents and instruments and take such further action as may be necessary or appropriate to consummate the Merger. The “Effective Time” is the date and time on which the Merger is effective, which shall be the date and time specified in the certificate of merger to be issued by the Secretary of State of Texas, and if no date is specified in such certificate, then the Effective Time shall be the time of the opening of business on the date the certificate of merger is recorded by the Secretary of State of Texas.

IX. TERMINATION AND AMENDMENT

Section 9.1 Termination.    This Agreement may be terminated by either the Company or Newco at any time prior to the Effective Time. In the event of termination of this Agreement, this Agreement shall become void and shall have no effect and create no liability or obligation on the part of the parties hereto or their respective officers, directors or shareholders.

Section 9.2 Amendment.    This Agreement may be amended only by an instrument in writing duly authorized by the Boards of Directors of the parties hereto and signed on behalf of each of the parties hereto.

X. NOTICES

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (with confirmation) or mailed by registered or certified mail (return receipt requested) to the Company or Newco, respectively, at the following addresses:

If to the Company:

Guaranty Bancshares, Inc.

100 W. Arkansas

Mt. Pleasant, Texas 75455

If to Newco:

GB Facilitation, Inc.

100 W. Arkansas

Mt. Pleasant, Texas 75455

XI. MISCELLANEOUS

Section 11.1 Further Assurances.    Each party hereto agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

Section 11.2 Interpretation.    When a reference is made in this Agreement to Sections or Articles, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 11.3 Counterparts.    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 11.4 Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and entirely to be performed within such jurisdiction.

Section 11.5 Entire Agreement.    This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 11.6 Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

Section 11.7 Severability.    In the event that any of the provisions, or portions thereof, of this Agreement are held to be illegal, unenforceable or invalid by any court of competent jurisdiction, the legality, enforceability and validity of the remaining provisions, or portions thereof, shall not be effected thereby, and in lieu of the illegal, unenforceable or invalid provision or portion thereof, there shall be added a new legal, enforceable and valid provision as similar in scope and effect as is necessary to effectuate the results intended by the deleted provision or portion.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

GUARANTY BANCSHARES, INC.

By:	/s/ TYSON T. ABSTON
Tyson T. Abston
President

Attest:

By:	/s/ KIM SHUMATE

GB FACILITATION, INC.

By:	/s/ ARTHUR B. SCHARLACH, JR.
Arthur B. Scharlach, Jr.
President

Attest:

By:	/s/ SONDRA CUNNINGHAM

Appendix B

Proposed New Article XVI of

Articles of Incorporation of Guaranty Bancshares, Inc.,

as amended

Article XVI. Restrictions on Transfer of Stock

(a) This Article XVI shall govern all transfers of shares of common stock of the corporation held by shareholders who voted in favor of the amendment of these articles to add this Article XVI at the special meeting of shareholders held on             , 2005 and all shares of common stock of the corporation acquired subsequent to the filing of this amendment with the Secretary of State of Texas. For purposes of this Article XVI, “transfer” means any type of disposition whatsoever, including but not limited to a sale; gift; transfer incident to divorce; transfer to legatees, heirs or trustees of a trust as the result of the death of the record holder of common stock; transfer incident to a guardian or probate proceeding; or transfer resulting from the liquidation or sale of a partnership, corporation or other business entity that, as a consequence of such transfer, would result in the corporation having more owners of record of the shares proposed to be transferred than existed at the time immediately prior to the proposed transfer. A holder of common stock shall be permitted to pledge any shares of common stock owned to secure bona fide indebtedness, but any transfer of such shares incident to the pledge shall constitute a “transfer” as defined above.

(b) If a holder of common stock subject to the provisions of this Article XVI shall at any time desire to transfer shares of common stock, such shareholder shall first give written notice (“Transfer Notice”) of the proposed transfer to the corporation. The Transfer Notice shall specify the number of shares of common stock proposed to be transferred, the name of the transferee, the price per share to be paid by the purchaser if the transfer is a sale and the other terms and conditions of the proposed transfer. Pursuant to the Transfer Notice, the corporation shall have the right to purchase the shares under the terms set forth in (c) below. The corporation shall have thirty (30) days following receipt of the Transfer Notice within which to exercise, by written notice to the shareholder, its option to acquire its the common stock proposed to be transferred.

(c) The price to be paid by the corporation for the shares shall be no less than the price per share of common stock established by independent third party appraisals of the common stock obtained for purposes of the corporation’s Employee Stock Ownership Plan. In the event that the corporation elects not to purchase the shares identified in the Transfer Notice, the shareholder shall be free to transfer the shares as set forth in the Transfer Notice.

(d) Any attempted transfer that is not in compliance with this Article XVI will be of no effect and will not be recorded on the stock transfer books of the corporation. This restriction will be binding to the fullest extent permitted by law and shall be noted conspicuously on stock certificates issued or transferred after the effective date of the amendment adding this Article XVI to the Articles of Incorporation.

Appendix C

HOEFER & ARNETT

INCORPORATED

INVESTMENT BANKERS

207 JEFFERSON SQUARE

AUSTIN, TEXAS 78731

(512) 495-9890

FAX: (512) 495-9894

June 7, 2005

Members of the Board of Directors

Guaranty Bancshares, Inc.

P.O. Box 1158

Mount Pleasant, Texas 75455

Members of the Board:

You have requested our opinion as investment bankers that the fair value of $24.00 per share for the outstanding common stock of Guaranty Bancshares, Inc., Mount Pleasant, Texas (“Guaranty”) for the purpose of effecting a cash-out merger to go private is fair, from a financial point of view, to the shareholders of Guaranty that will be cashed out and to the shareholders of Guaranty that will remain following the merger. In accordance with the terms and conditions of the Agreement and Plan of Merger (the “Agreement”), all outstanding shares of Guaranty common stock shall, whether Record Shares or Street Shares (as defined in the Agreement), held by a Holder (as defined in the Agreement) holding fewer than 600 shares of Guaranty common stock immediately prior to the Effective Time (such shareholders referred to as “Cash-Out Shareholders”) shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive cash equal to $24.00 per share of Guaranty common stock (the “Merger Consideration”). All outstanding shares of Guaranty common stock other than those described above as being converted into the right to receive the Merger Consideration shall remain outstanding.

The Merger Consideration of $24.00 per share represents a price to book value at March 31, 2005 of 1.82x, a price to tangible book value at March 31, 2005 of 1.94x and a price to 2004 earnings multiple of 19.35x.

In connection with this assignment, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) annual reports on Form 10-K of Guaranty for the years ended December 31, 2004, December 31, 2003 and December 31, 2002; (iii) quarterly reports on Form 10-Q of Guaranty for the quarters ended March 31, 2005, September 30, 2004, June 30, 2004 and March 31, 2004; (iv) certain other publicly available financial and other information concerning Guaranty; (v) publicly reported historical prices and trading activity for Guaranty common stock; (vi) the market price of selected publicly traded banking institutions we believe relevant to our inquiry; and (vii) the premiums paid in the acquisition of publicly traded banking institutions. We have conducted such other financial studies, analyses and investigations, as we deemed appropriate for purposes of this opinion.

In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the management of Guaranty as to the reasonableness of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of Guaranty management.

Members of the Board of Directors Guaranty Bancshares, Inc. Page 2	HOEFER & ARNETT INCORPORATED

We did not make or obtain any evaluations or appraisals of the assets or liabilities of Guaranty. We are not experts in the valuation of allowances for loan losses and we did not make an independent evaluation of the adequacy of the allowance for loan losses of Guaranty, nor did we review any individual loan credit files. We assumed that the allowance for loan losses set forth in the financial statements of Guaranty is adequate to cover such losses. For purposes of this opinion, we assumed that the merger would have the tax, accounting and legal effects described in the merger agreement. Hoefer & Arnett’s opinion as expressed herein is limited to the fairness of the proposed transaction, from a financial point of view, to the shareholders of Guaranty, and does not address the underlying business decision to proceed with the transaction.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Guaranty, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders’ equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Guaranty; (ii) the assets and liabilities of Guaranty, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; (iii) the market price of selected publicly traded banking institutions; (iv) the premiums paid in the acquisition of publicly traded banking institutions; and (v) the projected levels of accretion to earnings per share that a Holder of Guaranty common stock would achieve on a pro forma basis including assumed cost savings. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the terms of the proposed transaction are fair, from a financial point of view, to the shareholders of Guaranty.

As part of its investment banking business, Hoefer & Arnett, Incorporated is regularly engaged in the valuation of bank, bank holding company and thrift securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Hoefer & Arnett, Incorporated provided investment banking and financial advisory services to Guaranty in 1998 in connection with its initial public offering for which it received customary fees. Hoefer & Arnett, Incorporated provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may effect transactions and hold securities of Guaranty for its own account and for the accounts of customers.

Our opinion is directed to the Board of Directors of Guaranty for its information and assistance in connection with its consideration of the financial terms of the transaction contemplated by the Agreement and does not constitute a recommendation to any shareholder of Guaranty as to how such shareholder should vote on the proposed transaction. We hereby consent to the reference to our firm in the proxy statement related to the transaction and to the inclusion of our opinion as an exhibit to the proxy statement related to the transaction.

Respectfully Submitted,

/s/ Hoefer & Arnett, Incorporated

Hoefer & Arnett, Incorporated

Appendix D

PROVISIONS OF THE TEXAS BUSINESS CORPORATION ACT

RELATING TO RIGHTS OF

DISSENTING SHAREHOLDERS

(Articles 5.11 - 5.13)

Article 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

A.    Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

(1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

(2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without goodwill, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

(3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

B.    Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

(1) the shares, or depository receipts in respect of the shares held by the shareholder are part of a class or series, shares, or depository receipts in respect of the shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

(a) listed on a national securities exchange;

(b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor; or

(c) held of record by not less than 2,000 holders;

(2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholders’ shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

(3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder’s shares any consideration other than:

(a) shares, or depository receipts in respect of the shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares, or depository receipts in respect of the shares, of which are:

(i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

(ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(iii) held of record by not less than 2,000 holders;

(b) cash in lieu of fractional shares otherwise entitled to be received; or

(c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

Article 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions

A.    Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

(1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder’s right to dissent will be exercised if the action is effective and giving the shareholder’s address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

(b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder’s right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

(2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

(3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

B.    If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder’s shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

C.    After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D.    The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

E.    Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F.    The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

G.    In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Article 5.13. Provisions Affecting Remedies of Dissenting Shareholders

A.    Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

B.    Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder’s rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

C.    Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder’s rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article

5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

GUARANTY BANCSHARES, INC 100 WEST ARKANSAS P.O. BOX 1158 MOUNT PLEASANT, TEXAS 75455	VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Guaranty Bancshares, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

YOUR VOTE IS IMPORTANT.

To ensure your representation at the Meeting, you are urged to complete, date, and sign the enclosed proxy and return it in the accompanying envelope at your earliest convenience, regardless of whether you plan to attend the Meeting. No additional postage is necessary if the proxy is mailed in the United States. The proxy is revocable at any time before it is voted at the Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

GRNTY1                     KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GUARANTY BANCSHARES, INC.

The Board of Directors of Guaranty unanimously

recommends that shareholders vote FOR the

merger agreement and FOR the amendment to

the Articles of Incorporation or Guaranty. Such

votes are hereby solicited on behalf of the Board

of Directors.

Vote On Proposals		For	Against	Abstain

1.	Proposal to approve the Agreement and Plan of Merger, dated as of June 13, 2005, by and between Guaranty and GB Facilitation, Inc., a Texas corporation and wholly-owned subsidiary of Guaranty, pursuant to which GB Facilitation Inc. will merge with and into Guaranty, with Guaranty being the surviving corporation.	☐	☐	☐

2.	Proposal to approve an amendment to Guaranty’s Articles of Incorporation which would grant Guaranty a right of first refusal with respect to certain transfers of shares of Guaranty common stock. The amendment is contingent on shareholder approval of the merger agreement and completion of the merger provided for in Proposal 1 above.	☐	☐	☐

Please sign, date and return this proxy promptly using the enclosed envelope.

       Please sign your name exactly as it appears above. If shares are held jointly, all joint owners should sign. If shares are held by a corporation,

please sign the full corporate name by the president or any other authorized corporate officer. If shares are held by a partnership, please sign the full partnership name by an authorized person. If you are signing as attorney,

executor, administrator, trustee or guardian, please set forth your full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

PROXY

GUARANTY BANCSHARES, INC.

This Proxy is Solicited by the Board of Directors for use

at the Special Meeting of Shareholders on                 , 2005

The Special Meeting of Shareholders of Guaranty Bancshares, Inc. (“Guaranty”) will be held at the main office of Guaranty Bond Bank at 100 W. Arkansas, Mt. Pleasant, Texas, on                 ,                 , 2005, beginning at          p.m., local time. The undersigned hereby acknowledges receipt of the related Notice of Special Meeting of Shareholders and Proxy Statement dated                 , 2005 accompanying this proxy.

The undersigned hereby appoints Arthur B. Scharlach, Jr. and Tyson T. Abston, and each of them, attorneys, agents and proxies, with full power of substitution, to vote as proxy all shares of common stock, par value $1.00 per share, of Guaranty owned of record by the undersigned and otherwise to act on behalf of the undersigned at the Special Meeting of Shareholders and any adjournment or postponement thereof in accordance with the directions set forth herein and with discretionary authority with respect to such other matters as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.

This Proxy may be revoked at any time before it is exercised.

Shares of Guaranty common stock will be voted as specified in this Proxy. Unless otherwise specified, this Proxy will be voted FOR the proposal to approve the merger agreement and FOR the proposal to approve the amendment to the Articles of Incorporation of Guaranty. If any other matter is properly presented at the special meeting or any postponement or adjournment thereof, the Proxy will be voted in accordance with the judgment of the persons appointed as proxies.

IMPORTANT: PLEASE SIGN AND DATE THE PROXY ON THE REVERSE SIDE.

GUARANTY BANCSHARES, INC.

EMPLOYEE STOCK OWNERSHIP PLAN WITH 401(k) PROVISIONS

VOTING INSTRUCTION FORM

This Voting Instruction is solicited by the Trustees

for use in connection with the

Special Meeting of Shareholders on                     , 2005

The undersigned shareholder of Guaranty Bancshares, Inc. (“Guaranty”) and participant in the Guaranty Bancshares, Inc. Employee Stock Ownership Plan with 401(k) Provisions (the “Plan”), hereby irrevocably instructs Clifton A. Payne, Kirk Lee, Carl Johnson, Weldon Miller and Richard Perryman, the Trustees of the Plan, to vote all of the shares of Guaranty common stock held by the Plan and allocated to the account of the undersigned at the Special Meeting of Shareholders to be held at         a.m., local time, on                 , 2005 at the main office of Guaranty Bond Bank, 100 W. Arkansas, Mt. Pleasant, Texas 75455, and at any adjournments thereof, with respect to the proposals described in the Proxy Statement and Notice of Special Meeting of Shareholders of Guaranty both dated                 , 2005, timely receipt of which is hereby acknowledged, in the manner specified below.

1. Proposal to approve the Agreement and Plan of Merger, dated as of June 13, 2005, by and between Guaranty and GB Facilitation, Inc., a Texas corporation and wholly-owned subsidiary of Guaranty, pursuant to which GB Facilitation will merge with and into Guaranty, with Guaranty being the surviving corporation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2. Proposal to approve an amendment to Guaranty’s Articles of Incorporation which would grant Guaranty a right of first refusal with respect to certain transfers of shares of Guaranty common stock. The amendment is contingent on shareholder approval of the merger agreement and completion of the merger provided for in Proposal 1 above.

☐ FOR	☐ AGAINST	☐ ABSTAIN

All shares of Guaranty common stock allocated to the account of the undersigned participant will be voted by the Trustees as directed hereon. If this Voting Instruction Form is returned executed but no voting instruction is indicated above, the shares of Guaranty common stock allocated to the account of the undersigned will be voted FOR approval of the merger agreement and FOR approval of the amendment. Shares allocated to a participant’s account for which no direction is given will be voted by the Trustees FOR approval of the merger agreement and FOR approval of the amendment.

Dated , 2005

(Signature)

(Print name)

THIS VOTING INSTRUCTION IS SOLICITED ON BEHALF OF THE TRUSTEES AND MAY BE REVOKED BY THE SHAREHOLDER AS PROVIDED IN THE PROXY STATEMENT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE VOTING INSTRUCTION PROMPTLY.